     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            INTRANET SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

             MINNESOTA                                       7373                                        41-1652566
  (State or other jurisdiction of                (Primary standard industrial                         (I.R.S. Employer
           incorporation)                        classification code number)                       Identification Number)

                               8091 WALLACE ROAD
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 903-2000
         (Address and Telephone Number of Principal Executive Offices)
                            ------------------------

                                ROBERT F. OLSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            INTRANET SOLUTIONS, INC.
                               8091 WALLACE ROAD
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 903-2000
           (Name, Address, and Telephone Number of Agent for Service)
                            ------------------------
                                   Copies to:

        WILLIAM M. MOWER, ESQ.                                    STEVEN C. KENNEDY, ESQ.
        PHILIP J. TILTON, ESQ.                                      FAEGRE & BENSON LLP
  MASLON EDELMAN BORMAN & BRAND, LLP                                2200 NORWEST CENTER
          3300 NORWEST CENTER                                  MINNEAPOLIS, MINNESOTA 55402
     MINNEAPOLIS, MINNESOTA 55402                                     (612) 336-3000
            (612) 672-8200                                          FAX (612) 336-3026
          FAX (612) 672-8397

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED            PROPOSED
                                                                          MAXIMUM             MAXIMUM           AMOUNT OF
           TITLE OF EACH CLASS OF                  AMOUNT TO          OFFERING PRICE         AGGREGATE        REGISTRATION
        SECURITIES TO BE REGISTERED              BE REGISTERED         PER SHARE(1)       OFFERING PRICE           FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share.....  5,175,000 shares(2)         $7.8906           $40,833,855        $11,351.81
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon a $7.8906 per share average of the high and low prices of the Registrant's common stock on the Nasdaq SmallCap Market on April 26, 1999.
(2) Includes 675,000 shares subject to an option granted to the Underwriters to cover over-allotments, if any.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 29, 1999

PROSPECTUS

                                4,500,000 SHARES

                            INTRANET SOLUTIONS LOGO

                                  COMMON STOCK

     Of the 4,500,000 shares of common stock offered hereby, IntraNet Solutions, Inc. is offering 4,000,000 shares and Robert F. Olson, our President and Chief Executive Officer, is offering 500,000 shares. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "INRS." Application has been made to have our common stock listed on the Nasdaq National Market under the symbol "INRS" upon completion of this offering. On April 28, 1999, the reported last sale price for our common stock was $9.78 per share.

                                                                PER SHARE        TOTAL
                                                                ---------       --------
Public offering price.......................................     $              $
Underwriting discounts and commissions......................     $              $
Proceeds, before expenses, to IntraNet Solutions............     $              $
Proceeds, before expenses, to the selling shareholder.......     $              $

     The underwriters have a 30-day option to purchase up to 675,000 additional shares of common stock from us and Mr. Olson to cover over-allotments, if any.

                               ------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DAIN RAUSCHER WESSELS                                 U.S. BANCORP PIPER JAFFRAY
    a division of Dain Rauscher
          Incorporated

            , 1999

INSIDE FRONT COVER GRAPHICS:

- Caption: "Rapid, Secure Access and Management of Unstructured Business Data on Intranets and Extranets."

- Computer screen pictures and graphics depicting intranets.

     - Computer screen picture depicting Intra.doc!'s intranet related screen.

     - Graphic depicting Intra.doc! intranet applications including: manufacturing plant, distribution center, field reps and workgroup.

- Graphic depicting a firewall, showing the secure separation of intranets and extranets.

- Graphics and computer screen picture depicting extranets.

     - Graphic depicting Intra.doc! extranet applications, including: suppliers, customers, outside contractors and business parties.

     - Computer screen picture depicting Intra.doc!'s extranet related screen.

- Product logos depicting Intra.doc! product capabilities including: Archive Replication, Document Management, Search Site, Customize Site and Subscribe to Content.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

     Intra.doc! and IntraNet Solutions are trademarks registered to IntraNet Solutions, Inc. and we have applied for trademark registration for each of the following additional marks: Document Refinery, Web Refinery and Web Vault. This prospectus also contains trademarks of companies other than IntraNet Solutions.

                           -------------------------

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Prospectus Summary..............    4
Risk Factors....................    6
Forward-Looking Statements......   13
Use of Proceeds.................   14
Dividend Policy.................   14
Price Range of Common Stock.....   14
Capitalization..................   15
Dilution........................   16
Selected Consolidated Financial
  Data..........................   17
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations....................   19

                                  PAGE
                                  ----
Business........................   31
Management......................   49
Principal and Selling
  Shareholders..................   53
Description of Securities.......   54
Shares Eligible for Future
  Sale..........................   56
Underwriting....................   57
Where You Can Find More
  Information...................   58
Legal Matters...................   59
Experts.........................   59
Index to Consolidated Financial
  Statements....................  F-1

                           -------------------------

     Except as otherwise stated, all information presented in this prospectus assumes no exercise of the underwriters' over-allotment option.

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus. Before making an investment in IntraNet Solutions' common stock, you should read the entire prospectus, including the Consolidated Financial Statements and related Notes, all of which should be consulted when reading this summary. This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially.

                            INTRANET SOLUTIONS, INC.

     IntraNet Solutions is a leading provider of Web-based data and content management solutions for intranets, extranets and the Internet. Our Intra.doc! suite of products offers customers the ability to rapidly access, manage and publish unstructured business data. According to The Delphi Group, over 85% of an organization's internal information is unstructured business data, or data contained in graphic, document or text format as opposed to structured data typically stored in databases or data warehouses. Organizations require a broad range of features to effectively manage this data and content in a Web environment, including sophisticated security, rapid access, multiple version control and continual updating of Web links, as well as e-commerce capabilities. We address these complex needs by providing a comprehensive, Web-based solution that performs key functions automatically, eliminates administrative bottlenecks and continuously delivers the most current information to users.

     Our Intra.doc! suite of products leverages the customer's existing Internet infrastructure to enable the rapid and secure access and Web-publication of an organization's unstructured business data on intranets, extranets and the Internet. Intra.doc! enables organizations to capture sets of unstructured business data, attach appropriate security and profiling information, known as meta data, and dynamically publish and manage this information in a Web environment without the need to manually reconfigure data sets. Our products provide a comprehensive solution, based on open Web standards and Java server architecture, with sophisticated security and searching capabilities. This enterprise-scalable, cost-effective solution is quickly deployed, easily maintained and may be configured to meet an organization's specific requirements. In addition, our products provide e-commerce capabilities to enable our customers to easily and cost-effectively sell data and content over the Web.

     The market for our products is growing quickly as organizations are rapidly adopting intranets and extranets. CAP Ventures, a leading research organization, estimates that spending on corporate intranets doubled in 1997 to $8.5 billion and predicts an annual growth rate of 50% through the year 2000. In 1997, The Delphi Group estimated that over 80% of desktops within Fortune 1000 companies will be connected to an intranet by 1999. In addition, Forrester Research estimates that more than 80% of Fortune 1000 companies plan to offer extranets by the year 2000.

     Our products provide a broad-based solution applicable across a wide variety of industries that enables organizations to effectively utilize their business-critical data and content. Since Intra.doc! was introduced in fiscal 1997, it has been adopted by over 200 businesses and government organizations for use on over 300 intranet, extranet and Internet sites. Customer applications of Intra.doc! have ranged from single workgroups to enterprise-wide solutions. Our customers include organizations such as British Aerospace Airbus, Ltd., Cargill Incorporated, Ericsson Telecom AB, GE Capital Corporation and Hewlett-Packard Company.

     IntraNet Solutions was incorporated in Minnesota in 1989. In September 1998, we completed the sale of all businesses unrelated to our Intra.doc! suite of products. Our executive offices are located at 8091 Wallace Road, Minneapolis, Minnesota 55344; our telephone number is 612-903-2000; and our Web site is located at http://www.intranetsol.com. Information contained on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by IntraNet
Solutions...............................      4,000,000 shares

Common stock offered by the selling
shareholder.............................        500,000 shares

Common stock to be outstanding after the
offering................................     14,904,578 shares(1)

Use of Proceeds.........................     Working capital and other general
                                             corporate purposes. See "Use of
                                             Proceeds."

Nasdaq SmallCap Market and proposed
Nasdaq National Market symbol...........     INRS

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The amounts accompanying the line items "revenues," "cost of revenues" and "gross profit" below relate solely to Intra.doc! product licenses and associated services and exclude amounts attributable to our hardware integration and support business, the sale of which was completed in September 1998.

                                                                    YEAR ENDED MARCH 31,
                                                                -----------------------------
                                                                 1997       1998       1999
                                                                -------    -------    -------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues(2).................................................    $   914    $ 2,973    $ 8,429
Cost of revenues(2).........................................        244        570      1,665
Gross profit(2).............................................        670      2,403      6,764
Operating expenses..........................................      5,114      6,743      8,587
Net income (loss)(3)........................................    $(3,748)   $(3,655)   $  (854)


                                                                  AS OF MARCH 31, 1999
                                                                ------------------------
                                                                ACTUAL    AS ADJUSTED(4)
                                                                ------    --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents........................................    $1,951       $37,970
Working capital.............................................     4,288        40,307
Total assets................................................     7,300        43,319
Preferred stock(3)..........................................       334            --
Shareholders' equity........................................     5,076        41,095

-------------------------
(1) Based on the number of shares outstanding as of March 31, 1999, and includes 101,078 shares issuable upon the automatic conversion of outstanding shares of Series A convertible preferred stock upon completion of this offering. This number does not include 1,923,015 shares issuable upon the exercise of options then outstanding, with a weighted average exercise price of $4.12 per share; 1,286,114 shares issuable upon the exercise of warrants, with a weighted average exercise price of $4.26 per share; and 1,052,566 shares reserved for issuance in connection with future stock options and other awards under the 1994-1997 Stock Option Plan and the 1997 Director Stock Option Plan. See "Capitalization" and Note 9 of Notes to Consolidated Financial Statements.

(2) Excludes the following amounts related to our hardware integration and support business, the sale of which was completed in September 1998: revenues of $15,277 in 1997, $16,477 in 1998 and $5,630 in 1999; cost of revenues of $11,895 in 1997, $12,883 in 1998 and $4,601 in 1999; and gross profit of $4,053 in 1997, $5,997 in 1998 and $7,792 in 1999.

(3) The information set forth above excludes the effect of dividends attributable to our Series A and Series B convertible preferred stock. Such dividends, $1,665 in 1998 and $718 in 1999, reflect the aggregate of cash dividends paid and the value associated with the discount conversion feature provided with each series of preferred stock. Pursuant to the terms of the issued and outstanding shares of Series A convertible preferred stock, each share will be converted into shares of common stock upon the completion of this offering. No shares of Series B convertible preferred stock are outstanding.

(4) The as adjusted calculations reflect the sale by IntraNet Solutions of 4,000,000 shares of common stock in this offering, after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

     This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "as adjusted" or "anticipates," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR PROSPECTS.

     We recorded our first sale of Intra.doc! to customers in fiscal 1997. Accordingly, we have only a limited operating history in our current product line on which you can base your evaluation of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. Many of these risks are discussed under the subheadings below.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     Our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. A large part of our sales typically occur in the last month of a quarter. If these sales were delayed from one quarter to the next for any reason, our operating results could fluctuate dramatically. In addition, certain of our products have long sales cycles, making the timing of sales difficult to predict. Furthermore, our infrastructure costs are generally fixed. As a result, modest fluctuations in revenues between quarters may cause large fluctuations in operating results. These factors all tend to make the timing of revenues unpredictable and may lead to high period-to-period fluctuations in operating results.

     Our quarterly revenues and operating results may fluctuate for several additional reasons, many of which are outside of our control, including the following:

     - demand for our products and services;

     - the timing of new product introductions and sales of our products and services;

     - unexpected delays in introducing new products and services;

     - increased expenses, whether related to sales and marketing, research and development or administration;

     - changes in the rapidly evolving market for data and content management solutions;

     - the mix of revenues from product licenses and services, as well as the mix of products licensed;

     - the mix of services provided and whether services are provided by our staff or third-party contractors;

     - the mix of domestic and international sales;

     - costs related to possible acquisitions of technology or businesses;

     - general economic conditions; and

     - public announcements by our competitors.

WE MAY NOT BE PROFITABLE IN THE FUTURE.

     Since fiscal 1995, we have not experienced consecutive profitable quarters and have not been profitable on an annual basis. Our revenues may not grow in future periods, may not grow at past rates and we may not sustain our recent quarterly profitability. If we do not sustain our recent quarterly profitability, the market price of our stock may fall. Our ability to sustain our recent profitable operations depends upon many factors beyond our direct control. These factors include, but are not limited to:

     - the demand for our products;

     - our ability to quickly introduce new products;

     - the level of product and price competition;

     - our ability to control costs; and

     - general economic conditions.

THE INTENSE COMPETITION IN OUR INDUSTRY MAY REDUCE OUR FUTURE SALES AND PROFITS.

     The market for our products is highly competitive and is likely to become more competitive. We may not be able to compete successfully in our chosen marketplace, which may have a material adverse effect on our business, operating results and financial condition. Additional competition may cause pricing pressure, reduced sales and margins, or prevent our products from gaining and sustaining market acceptance. Many of our current and potential competitors have greater name recognition, access to larger customer bases, and substantially more resources than we have. Competitors with greater resources than ours may be able to respond more quickly than we can to new opportunities, changing technology, product standards or customer requirements.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

     Any failure to properly manage our growth may have a material adverse effect on our business, operating results and financial condition. The rapid growth that we have experienced places significant challenges on our management, administrative and operational resources. To properly manage this growth, we must, among other things, implement and improve additional and existing administrative, financial and operational systems, procedures and controls on a timely basis. We will also need to expand our finance, administrative and operations staff. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, integrate, retain, motivate and manage required personnel and may not be able to successfully identify, manage and exploit existing and potential market opportunities. In connection with our expansion, we plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and support and improve operational and financial systems. Our failure to generate additional revenue commensurate with an increase in operating expenses during any fiscal period could have a material adverse effect on our financial results for that period.

WE DEPEND ON THE INTEGRATION AND CONTINUED SERVICE OF OUR KEY PERSONNEL.

     We are a small company and depend greatly on the knowledge and experience of our senior management team, many of whom have only recently joined us, and other key personnel. If we fail to quickly integrate our team or lose any of these key personnel our business, operating results and financial condition could be materially adversely affected. We must hire additional employees to meet our business plan and alleviate the negative effect that the loss of a senior manager could have on us. Our success will depend in part on our ability to attract and retain additional personnel with the highly specialized expertise necessary to engineer, design and support our products and services. Like other software companies, we face intense competition for qualified personnel. We may not be able to attract or retain such personnel.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR SALES FORCE AND DISTRIBUTION CHANNELS.

     To increase our market share and revenues, we must increase the size of our sales force and the number of our distribution channel partners. Our failure to do so may have a material adverse effect on our business, operating results and financial condition. There is intense competition for sales personnel in our business, and we cannot be sure that we will be successful in attracting, integrating, motivating and retaining new sales personnel. Our existing or future distribution channel partners, primarily resellers, may choose to devote greater resources to marketing and supporting the products of other companies. In addition, we will need to resolve potential conflicts among our sales force and distribution channel partners.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON SALES OF OUR INTRA.DOC! PRODUCT LINE FOR OUR REVENUES.

     We currently derive all of our revenues from product licenses and services associated with our Intra.doc! software products. If we do not continue to increase revenues related to our existing products or generate revenues from new products and services, our business, operating results and financial condition may be materially adversely affected. We will continue to depend on revenues related to new and enhanced versions of our Intra.doc! product line for the foreseeable future. Our success will largely depend on our ability to increase sales from existing Intra.doc! products and generate sales from product enhancements and new products. We cannot be certain that we will be successful in upgrading and marketing our existing products or that we will be successful in developing and marketing new products and services. The market for our products is highly competitive and subject to rapid technological change. Technological advances could make our Intra.doc! products less attractive to customers and adversely affect our business. In addition, complex software product development involves certain inherent risks, including risks that errors may be found in a product enhancement or new product after its release, even after extensive testing, and the risk that discovered errors may not be corrected in a timely manner.

WE MAY REQUIRE ADDITIONAL FINANCING.

     If we cannot raise funds as needed on acceptable terms, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or anticipated requirements, all of which may have a material adverse effect on our business, operating results and financial condition. We expect the net proceeds from this offering, together with our current resources, to meet our capital requirements for at least the next 12 months. After that time, we may need to raise additional funds. We cannot be certain that we will be able to do so on favorable terms, if at all. Further, if we issue equity securities, our shareholders may experience additional dilution.

THE YEAR 2000 MAY ADVERSELY AFFECT OUR PRODUCTS AND INTERNAL SYSTEMS.

     We are subject to potential Year 2000 problems affecting our products, our internal systems and the systems of our suppliers, any of which may have a material adverse effect on our business, operating results and financial condition.

     Our products may be adversely affected by the Year 2000 as a result of undetected errors or defects. Known or unknown errors or defects in our products related to the Year 2000 could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which may materially adversely affect our business, operating results, or financial condition.

     If our suppliers, vendors, major distributors or partners fail to correct their Year 2000 problems, such failure could result in an interruption in, or failure of, our normal business activities or operations. In addition, our internal systems include both information technology, or IT, and non-IT systems. We may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

     We have not yet completed the development of a contingency plan to address situations that may result if we are unable to achieve Year 2000 compliance of our critical operations. The cost of developing and implementing such a plan may itself be material.

THE YEAR 2000 MAY ADVERSELY AFFECT PURCHASES OF OUR PRODUCTS.

     Our current or future customers may incur significant expense to achieve Year 2000 compliance. If our customers are not Year 2000 compliant they may expend material costs to remedy problems or they may face litigation expense. In either case, Year 2000 issues could reduce or eliminate customers' budgets for purchases of our products. Even those customers who currently believe they are Year 2000 compliant may defer purchases of our products until after January 1, 2000 in order to reassess their own compliance or to assess the compliance of our products. Delays in purchases of our products as a result of the Year 2000 could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETY TECHNOLOGY.

     If we are unable to protect our intellectual property, or incur significant expense in doing so, our business, operating results and financial condition may be materially adversely affected. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. We currently have no patents or pending patent applications. Without significant patent or copyright protection, we may be vulnerable to competitors who develop functionally equivalent products. We may also be subject to claims that our current products infringe on the intellectual property rights of others. Any such claim may have a material adverse effect on our business, operating results and financial condition.

     We anticipate that software product developers will be increasingly subject to infringement claims due to growth in the number of products and competitors in our industry, and the overlap in functionality of products in different industries. Any infringement claim, regardless of its merit, could be time-consuming, expensive to defend, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on commercially favorable terms, or at all. We are not currently involved in any intellectual property litigation.

     We rely on trade secret protection, confidentiality procedures and contractual provisions to protect our proprietary information. Despite our attempts to protect our confidential and proprietary information, others may gain access to this information. Alternatively, other companies may independently develop substantially equivalent information. IntraNet Solutions has been issued trademarks for the Intra.doc! mark and the IntraNet Solutions mark and has applied for trademark registration for the following marks:
Document Refinery, Web Refinery and Web Vault.

     We are not certain whether any trademarks that have been applied for will be issued. In the absence of trademark protection, we may be unable to take advantage of the brand name recognition we are attempting to build. In addition, even if all trademarks applied for are issued, we cannot be sure that such trademarks will prove valuable to us.

WE COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS IF OUR CUSTOMERS' DATA IS DAMAGED THROUGH THE USE OF OUR PRODUCTS.

     If software errors or design defects in our products cause damage to customers' data and our agreements do not protect us from related product liability claims, our business, operating results and financial condition may be materially adversely affected. Our software products are complex and sophisticated and may contain design defects or software errors that are difficult to detect and correct. Errors, bugs or viruses may result in the loss of market acceptance or the loss of customer data. Our agreements with customers that attempt to limit our exposure to product liability claims may not be enforceable in certain jurisdictions where we operate.

SIGNIFICANT FLUCTUATION IN THE MARKET PRICE OF OUR COMMON STOCK COULD RESULT IN SECURITIES LITIGATION AGAINST US.

     In the past, securities class action litigation has been brought against publicly held companies following periods of volatility in the price of their securities. If we were subject to such litigation due to volatility in our stock price, we may incur substantial costs. Such litigation could divert the attention of our senior management away from our business, which could have a material adverse effect on our business, operating results and financial condition.

     The market price of our common stock has fluctuated significantly in the past and may do so in the future. The market price of our common stock may be affected by each of the following factors, many of which are outside of our control:

     - variations in quarterly operating results;

     - changes in estimates by securities analysts;

     - changes in market valuations of companies in our industry;

     - announcements by us of significant events, such as major sales, acquisitions of businesses or losses of major customers;

     - additions or departures of key personnel; and

     - sales of our equity securities.

OUR PERFORMANCE WILL DEPEND ON THE GROWTH AND ACCEPTANCE OF THE INTERNET.

     Our products are designed to be used with the Internet and private intranets and extranets. If the use of these methods of electronic communication does not grow, our business, operating results and financial condition may be materially adversely affected. Continued growth in the use of the Internet will require ongoing and widespread interest in its capabilities for communication and commerce. Its growth will also require maintenance and expansion of the infrastructure supporting its use and the development of performance improvements, such as high speed modems. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The ongoing development of corporate intranets depends on continuation of the trend toward network-based computing and on the willingness of businesses to reengineer the processes used to create, store, manage and distribute their data. All of these factors are outside of our control.

OUR EXISTING SHAREHOLDERS WILL EXERCISE SIGNIFICANT CONTROL OVER INTRANET SOLUTIONS.

     Mr. Robert F. Olson, our President and Chief Executive Officer, will hold approximately 22% of our outstanding common stock after the offering and the sale of all 500,000 shares being offered by Mr. Olson. Accordingly, Mr. Olson will be able to exercise significant control over the affairs of IntraNet Solutions. Additionally, our directors and executive officers will beneficially own approximately 25% of our common stock upon the completion of this offering. These persons will effectively control IntraNet Solutions and be able to direct its affairs, including approval of the acquisition or disposition of assets, future issuances of common stock or other securities and the authorization of dividends on our common stock. Our directors and executive officers could use their stock ownership to delay, defer or prevent a change in control of IntraNet Solutions, depriving shareholders of the opportunity to sell their stock at a price in excess of the prevailing market price.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The sale, or availability for sale, of substantial quantities of our common stock may have the effect of depressing its market price by potentially introducing a large number of sellers into an already volatile market. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Following the completion of this offering approximately 14,905,000 shares of our common stock will be outstanding, approximately 10,800,000 of which will be freely tradable. Another 4,100,000 shares will be eligible for sale to the public under Rule 144 of the Securities Act of 1933. We have outstanding warrants to purchase up to an aggregate of 1,286,114 shares of common stock, of which approximately 1,200,000 shares may be resold pursuant to currently effective registration statements. There are currently 1,923,015 shares subject to outstanding options and 1,052,566 additional shares available for new grants under our employee stock option plan.

     Our directors and officers have executed lock-up agreements that limit their ability to sell our common stock. These individuals have agreed not to sell or otherwise dispose of an aggregate of approximately 4,000,000 shares of our common stock for a period of at least 180 days after the date of this prospectus without the written approval of the underwriters. When the lock-up agreements expire, these shares will become eligible for sale, subject to the volume, manner of sale and notice requirements of Rule 144.

MANAGEMENT HAS BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING.

     We have not designated any of the net proceeds anticipated from this offering for specific uses. Consequently, management will have considerable discretion in the use of all remaining net proceeds from the offering. You will not have the ability to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.

     The price of shares included in this offering is expected to be substantially higher than the book value per share of the shares of common stock outstanding after completion of the offering. If you purchase common stock in this offering, you will experience immediate dilution of approximately $7.02 per share, measured by the excess of your purchase price over their book value.

WE CAN ISSUE SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF COMMON SHAREHOLDERS.

     Our Articles of Incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of unissued shares of our capital stock and to issue such shares without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of IntraNet Solutions, depriving shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

CERTAIN PROVISIONS OF MINNESOTA LAW MAY MAKE A TAKEOVER OF INTRANET SOLUTIONS DIFFICULT, DEPRIVING SHAREHOLDERS OF OPPORTUNITIES TO SELL SHARES AT ABOVE-MARKET PRICES.

     Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire IntraNet Solutions without the approval of our board of directors. Consequently, our shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price.

                           FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "as adjusted" or "anticipates," or other variations thereof, including their use in the negative, or by discussions of strategies, plans or intentions. Such statements include but are not limited to statements under the caption "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. A number of factors could cause our results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors."

     In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

     The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                                USE OF PROCEEDS

     Based on an assumed offering price of $9.78 per share, we estimate that the net proceeds to IntraNet Solutions from the sale of the 4,000,000 shares of common stock offered by us in this offering will be approximately $36.0 million after deducting underwriting discounts and commissions and estimated offering expenses, all of which are payable by IntraNet Solutions. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds from this offering will be $41.5 million. We anticipate that the net proceeds will be used for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, technologies, product lines or service offerings that are complementary to our business. We have no present plans, understandings or commitments in this regard. As a result, we will have significant discretion as to the use of the net proceeds. Pending such use, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

     We will not receive any proceeds from the sale of common stock by the selling shareholder.

                                DIVIDEND POLICY

     We have not paid cash dividends on our common stock for several years. In addition, the agreement relating to our revolving line of credit prohibits the payment of dividends on our capital stock. We anticipate that all of our earnings, if any, will be retained for development of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol INRS. The following table presents for the periods indicated, the range of high and low closing sale prices for our common stock as reported on the Nasdaq SmallCap Market.

                                                                HIGH      LOW
                                                                -----    -----
FISCAL YEAR ENDED MARCH 31, 1998:
First Quarter...............................................    $5.00    $3.38
Second Quarter..............................................     8.38     4.38
Third Quarter...............................................     8.25     3.63
Fourth Quarter..............................................     7.13     5.13
FISCAL YEAR ENDING MARCH 31, 1999:
First Quarter...............................................     7.13     4.56
Second Quarter..............................................     5.50     2.75
Third Quarter...............................................     6.06     3.00
Fourth Quarter..............................................     8.25     4.81
FISCAL YEAR ENDING MARCH 31, 2000:
First Quarter (through April 28, 1999)......................     9.78     7.78

     On April 28, 1999, the last reported sale price of our common stock was $9.78 per share. We had 121 shareholders of record and an estimated 1,500 beneficial owners of our common stock as of March 31, 1999.

                                 CAPITALIZATION

     The following table presents the capitalization of IntraNet Solutions as of March 31, 1999 and as adjusted to reflect the conversion of all outstanding shares of Series A convertible preferred stock into shares of common stock upon the closing of the offering, and the sale of 4,000,000 shares of common stock offered by IntraNet Solutions in this offering at an assumed public offering price of $9.78 per share and the application of the estimated net proceeds from the sale of those shares. The information presented below should be read in conjunction with the Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.

                                                              AS OF MARCH 31, 1999
                                                             -----------------------
                                                              ACTUAL     AS ADJUSTED
                                                             --------    -----------
                                                                 (IN THOUSANDS)
Long-term obligations, net of current maturities.........    $     84     $     84
Shareholders' equity:
  Capital Stock, $0.01 par value, 25,000,000 shares
     authorized; 3,959,455 undesignated
     Series A convertible preferred stock, $0.01 par
       value, $5.00 stated value, 1,000,000 shares
       designated; 75,000 shares issued and
       outstanding.......................................         334           --
     Series B convertible preferred stock, $0.01 par
       value, $10,000 stated value, 350 shares
       designated; no shares issued and outstanding......          --           --
     Common stock, $0.01 par value, 20,040,195 shares
       designated, 10,803,500 shares issued and
       outstanding (14,904,578 shares as adjusted)(1)....         108          149
  Additional paid-in capital.............................      15,296       51,608
  Accumulated deficit....................................     (10,637)     (10,637)
  Unearned compensation..................................         (25)         (25)
                                                             --------     --------
     Total shareholders' equity..........................       5,076       41,095
                                                             --------     --------
       Total capitalization..............................    $  5,160     $ 41,179
                                                             ========     ========

-------------------------
(1) Excludes options outstanding on March 31, 1999 to purchase 1,923,015 shares of our common stock at a weighted average exercise price of $4.12 per share, warrants outstanding on March 31, 1999 to purchase 1,286,114 shares of our common stock at a weighted average exercise price of $4.26, and an additional 1,052,566 shares of common stock reserved for issuance in connection with future stock options and other awards under the 1994-1997 Stock Option Plan and the 1997 Director Stock Option Plan. Includes an assumed 101,078 shares issuable upon conversion of the 75,000 shares of Series A convertible preferred stock outstanding at March 31, 1999, which will be automatically converted into shares of common stock upon completion of this offering. Shares of Series A convertible preferred stock are convertible into shares of common stock at the rate of 75% of market value, subject to minimum and maximum conversion prices of $1.00 and $3.71 per share, respectively. The amount set forth above assumes the application of the maximum conversion price of $3.71 per share. See Note 9 of Notes to Consolidated Financial Statements included in this prospectus.

                                    DILUTION

     The pro forma net tangible book value of our common stock as of March 31, 1999 was $5.1 million, or $0.47 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to the conversion of all shares of Series A convertible preferred stock into common stock. After giving effect to our issuance and sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $9.78 per share and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma net tangible book value as of March 31, 1999 would have been $41.1 million, or $2.76 per share. This represents an immediate increase in pro forma net tangible book value of $2.29 per share to existing shareholders and an immediate dilution of $7.02 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution:

Assumed offering price per share............................           $9.78
                                                                       -----
  Pro forma net tangible book value per share as of March
     31, 1999...............................................  $0.47
  Increase per share attributable to new investors..........   2.29
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            2.76
                                                                       -----
Dilution per share to new investors.........................           $7.02
                                                                       =====

     The table above assumes no exercise of any stock options or warrants outstanding as of March 31, 1999. As of March 31, 1999, there were options outstanding to purchase 1,923,015 shares of our common stock at a weighted average exercise price of $4.12 per share and warrants outstanding to purchase 1,286,114 of our common stock at a weighted average exercise price of $4.26. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data presented below as of and for each of the fiscal years in the five-year period ended March 31, 1999 have been derived from our Consolidated Financial Statements. The Selected Consolidated Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes included in this prospectus.

                                                         YEAR ENDED MARCH 31,
                                       ---------------------------------------------------------
                                         1995        1996        1997        1998        1999
                                       ---------   ---------   ---------   ---------   ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Product licenses...................     $   --     $    --     $   886     $ 2,563     $ 6,827
  Services...........................         --          --          28         410       1,602
  Hardware integration and support...      9,754      12,721      15,277      16,477       5,629
                                       ---------   ---------   ---------   ---------   ---------
Total revenues.......................      9,754      12,721      16,191      19,450      14,058
Cost of revenues:
  Product licenses...................         --          --         230         285         662
  Services...........................         --          --          14         285       1,003
  Hardware integration and support...      7,230       9,595      11,894      12,883       4,601
                                       ---------   ---------   ---------   ---------   ---------
Total cost of revenues...............      7,230       9,595      12,138      13,453       6,266
                                       ---------   ---------   ---------   ---------   ---------
Gross profit.........................      2,524       3,126       4,053       5,997       7,792
Operating expenses:
  Sales and marketing................      1,182       1,497       2,014       3,131       4,316
  General and administrative.........        827       1,092       1,984       2,369       2,929
  Research and development...........        338         480       1,116       1,243       1,342
                                       ---------   ---------   ---------   ---------   ---------
Total operating expenses.............      2,347       3,069       5,114       6,743       8,587
                                       ---------   ---------   ---------   ---------   ---------
Income (loss) from operations........        177          57      (1,061)       (746)       (795)
Other income (expense):
  Gain on sale of hardware
     integration unit................         --          --          --          --         517
  Interest expense, net..............        (57)       (126)       (128)       (332)        (55)
  Income tax benefit (expense).......        (64)         21          --          --          --
                                       ---------   ---------   ---------   ---------   ---------
Income (loss) from continuing
  operations.........................         56         (48)     (1,189)     (1,078)       (333)
Discontinued operations:
  Loss on sale of distribution
     group...........................         --          --          --          --        (111)
  Income (loss) from operations of
     distribution group..............         16        (200)     (2,559)     (2,577)       (410)
                                       ---------   ---------   ---------   ---------   ---------
Net income (loss)....................         72        (248)     (3,748)     (3,655)       (854)
Preferred stock dividends and
  accretion..........................         --          --          --      (1,665)       (718)
                                       ---------   ---------   ---------   ---------   ---------
Income (loss) attributable to common
  shareholders.......................     $   72      $ (248)    $(3,748)    $(5,320)    $(1,572)
                                       =========   =========   =========   =========   =========

                                                         YEAR ENDED MARCH 31,
                                       ---------------------------------------------------------
                                         1995        1996        1997        1998        1999
                                       ---------   ---------   ---------   ---------   ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Earnings per share -- basic and
  diluted:
  Income (loss) from continuing
     operations......................     $ 0.01     $ (0.01)    $ (0.19)    $ (0.14)    $ (0.03)
                                       =========   =========   =========   =========   =========
  Net income (loss)..................     $ 0.01     $ (0.04)    $ (0.58)    $ (0.47)    $ (0.09)
                                       =========   =========   =========   =========   =========
  Income (loss) attributable to
     common shareholders.............     $ 0.01     $ (0.04)    $ (0.58)    $ (0.68)    $ (0.17)
                                       =========   =========   =========   =========   =========
Weighted average shares -- basic and
  diluted............................  8,637,166   5,762,055   6,418,111   7,844,190   9,508,886

                                                            AS OF MARCH 31,
                                       ---------------------------------------------------------
                                         1995        1996        1997        1998        1999
                                       ---------   ---------   ---------   ---------   ---------
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and equivalents...............   $    3      $    2      $   122     $   995     $1,951
  Working capital (deficit)..........     (130)     (1,135)      (1,960)        165      4,288
  Total assets.......................    3,058       4,538        7,103       8,456      7,300
  Long-term obligations, net of
     current maturities..............      377         195          828         198         84
  Total shareholders' equity
     (deficit).......................      408         (21)         (73)      1,668      5,076

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus.

OVERVIEW

     IntraNet Solutions is a leading provider of Web-based data and content management solutions for intranets, extranets and the Internet. The company responsible for developing our current business was founded in 1990. In July 1996, it merged with and into a publicly traded corporation, which was organized under Minnesota law in November 1989. The name of the entity surviving this merger was changed to IntraNet Solutions, Inc. Following the merger, our business included intranet data and content management software, on-demand publishing and hardware integration services.

     Our experience in assisting organizations in managing their documents and other unstructured data led us to identify the need for a comprehensive solution for accessing, managing and publishing data and content in a Web environment. In fiscal 1997, we launched our first Web-based software product currently known as Intra.doc!. We incorporated a Java server architecture with Intra.doc! Version
3.0 in January 1998 and began shipping Intra.doc! Version 3.5, which provided an enhanced enterprise-scaleable solution, in September 1998. In order to focus our resources exclusively on developing and marketing Web-based data and content management solutions, we have disposed of our other businesses. In mid-1998, we completed the final sale of substantially all of our on-demand publishing assets, and we sold our hardware integration operations in late 1998. Since October 1998, we have focused exclusively on developing and marketing Web-based solutions for accessing, managing and publishing data and content. Accordingly, certain reclassifications have been made to the categories of revenues and cost of revenues presented in our 1997 and 1998 financial statements to conform with the presentation used in the 1999 financial statements. These reclassifications had no effect on losses from continuing operations or net losses as previously reported.

     We currently derive all of our revenues from licenses of our Intra.doc! suite of products and related services. Revenues are recognized on product licenses when a purchase order has been received, the product has been shipped and no significant obligations remain related to implementation. Services revenues consist of fees from consulting and maintenance. Consulting services include needs assessment, software integration, security analysis, application development and training. We bill consulting fees either on a time and materials basis or on a fixed price schedule. Our clients typically purchase annual maintenance agreements, and we price maintenance agreements based on a percentage of the product license fee. Clients purchasing maintenance agreements receive product upgrades, Web-based technical support and telephone hot-line support. We recognize revenues from maintenance agreements ratably over the term of the agreement, typically one year.

     Cost of revenues consists of technology royalties, costs to manufacture, package and distribute our products and related documentation, as well as personnel and other expenses related to providing services. Sales and marketing expenses consist primarily of employee salaries, commissions, and costs associated with marketing programs such as advertising, public relations and trade shows. Research and development expenses consist primarily of salaries and related costs associated with the development of new products, the enhancement of existing products and the performance of quality assurance and documentation activities. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, financial, human resources, information services and other administrative personnel, as well as legal, accounting and insurance costs. Losses from discontinued operations consist primarily of losses on the operations of our former on-demand publishing distribution group and losses on the write-down and sale of its assets.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our sales and marketing, research and development and services departments, and to establish an administrative organization. As a result, we had an accumulated deficit of $10.6 million at March 31, 1999. We anticipate that our operating expenses will increase substantially in future quarters as we increase sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and improve operational and financial systems. In addition, our limited operating history makes it difficult for us to predict future operating results. We cannot be certain that we will achieve or sustain revenue growth or profitability.

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards, SFAS, No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under that accounting standard, software development costs may be capitalized once the technological feasibility of the project is established. The amount of software development costs that may be capitalized is subject to limitations based on the net realizable value of the potential product. To date, the period between achieving technological feasibility of our products and the general availability of the products has been short. As a result, software development costs qualifying for capitalization have been immaterial. Accordingly, we have not capitalized any software development costs and have instead charged all such costs to research and development expenses.

     We had 67 full-time employees at March 31, 1999, down from 107 at March 31, 1998 and 121 at March 31, 1997. This decrease is primarily due to the sale of the hardware integration and on-demand publishing businesses and the resulting transfer of related employees. If we achieve our business plan, we will incur substantial growth, which will place a significant demand on our management, administrative and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. We expect that future expansion will continue to challenge our ability to hire, train, motivate and manage our employees. Competition is intense for highly qualified sales and marketing, research and development, services and management personnel. If our total revenue does not increase relative to our operating expenses, our management systems do not expand to meet increasing demands, we fail to attract, assimilate and retain qualified personnel, or we otherwise fail to manage our expansion effectively, our business, operating results and financial condition may be materially adversely affected.

RESULTS OF OPERATIONS -- FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

     REVENUES

     Total revenues decreased by $5.4 million, or 28%, to $14.1 million for the year ended March 31, 1999 from $19.5 million for the year ended March 31, 1998. This decrease related primarily to the sale of our hardware integration business, partially offset by increased revenues for product licenses of Intra.doc! software.

     Product Licenses. Revenues for product licenses, which related entirely to Intra.doc! software, increased by $4.2 million, or 162%, to $6.8 million for the year ended March 31, 1999 from $2.6 million for the year ended March 31, 1998. The growth in revenues for product licenses was attributable to the expansion of our customer base and increased sales to existing customers.

     Services. Revenues for services, which related entirely to services associated with Intra.doc! software, increased by $1.2 million, or 293%, to $1.6 million for the year ended March 31, 1999 from $409,000 for the year ended March 31, 1998. The increase in revenues for services was primarily attributable to a larger installed base of products.

     Hardware Integration and Support. Revenues for hardware integration and support decreased by $10.9 million, or 66%, to $5.6 million for the year ended March 31, 1999 from $16.5 million for the year ended March 31, 1998. The decrease in revenues for hardware integration was due to the sale of the hardware integration business during the quarter ended September 30, 1998.

     COST OF REVENUES AND GROSS PROFIT

     Total cost of revenues decreased by $7.2 million, or 53%, to $6.3 million for the year ended March 31, 1999 from $13.5 million for the year ended March 31, 1998. Total cost of revenues as a percentage of total revenues was 45% in 1999 compared to 69% in 1998. Gross profit increased by $1.8 million, or 30%, to $7.8 million for the year ended March 31, 1999 from $6.0 million for the year ended March 31, 1998. Total gross profit as a percentage of total revenues was 55% in 1999 compared to 31% in 1998. The increase in gross profit was primarily attributable to a shift in product mix from hardware integration and support to product licenses and services related to Intra.doc! software.

     Product Licenses. Cost of revenues for product licenses, which related entirely to Intra.doc! software, increased by $378,000, or 133%, to $663,000 for the year ended March 31, 1999 from $285,000 for the year ended March 31, 1998. Gross profit as a percentage of revenues for product licenses was 90% for the year ended March 31, 1999 compared to 89% for the year ended March 31, 1998.

     Services. Cost of revenues for services, which related entirely to services associated with Intra.doc! software, increased by $718,000, or 252%, to $1.0 million for the year ended March 31, 1999 from $285,000 for the year ended March 31, 1998. Gross profit as a percentage of revenues for services was 37% for the year ended March 31, 1999 compared to 30% for the year ended March 31, 1998. The increase in gross profit as a percentage of revenues for services was primarily due to higher-margin maintenance contracts representing a greater portion of revenues for services in 1999 than in 1998.

     Hardware Integration and Support. Cost of revenues for hardware integration and support decreased by $8.3 million, or 64%, to $4.6 million for the year ended March 31, 1999 from $12.9 million for the year ended March 31, 1998. The decrease in cost of revenues for hardware integration and support was due to the sale of the hardware integration and support business during the quarter ended September 30, 1998. Gross profit as a percentage of hardware integration revenues was 18% for the year ended March 31, 1999 compared to 22% for the year ended March 31, 1998. The reduction in gross profit as a percentage of hardware integration and support revenues was primarily attributable to larger hardware integration projects with lower margins as well as to increased competition.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by $1.2 million, or 39%, to $4.3 million for the year ended March 31, 1999 from $3.1 million for the year ended March 31, 1998. Sales and marketing expenses as a percentage of total revenues were 31% in 1999 compared to 16% in 1998. Sales and marketing expenses increased as a percentage of total revenues primarily due to decreased revenues for hardware integration and support, combined with increased staffing and marketing expenses for advertising, public relations and trade shows supporting our Intra.doc! suite of products. The increase was partially offset by decreased sales and marketing expenses related to hardware integration and support programs.

     General and Administrative. General and administrative expenses increased by $560,000, or 23%, to $2.9 million for the year ended March 31, 1999 from $2.4 million for the year ended March 31, 1998. General and administrative expenses as a percentage of total revenues were 21% in 1999 compared to 12% in 1998. General and administrative expenses increased primarily due to increased personnel expenses, including hiring expenses, and increased expenses for professional services.

     Research and Development. Research and development expense increased by $99,000, or 8%, to $1.3 million for the year ended March 31, 1999 from $1.2 million for the year ended March 31, 1998. Research and development expenses as a percentage of total revenue were 10% in 1999 compared to 6% in 1998. The increase in research and development expenses was primarily due to increases in staffing and related costs required to support our continued emphasis on product enhancements, partially offset by decreased expenses related to our hardware integration operations.

     OTHER INCOME (EXPENSE)

     Other income was $462,000 for the year ended March 31, 1999 compared to other expense of $332,000 for the year ended March 31, 1998. Other income in 1999 included a gain of $517,000 on the sale of the assets of our hardware integration business unit, partially offset by net interest expense. Other expense in 1998 consisted of interest expense on our revolving line of credit.

     DISCONTINUED OPERATIONS

     Total losses on discontinued operations decreased by $2.2 million, or 85%, to $410,000 for the year ended March 31, 1999 from $2.6 million for the year ended March 31, 1998. The decrease in total losses on discontinued operations was primarily because 1999 included only a partial year of losses on discontinued operations while 1998 included a full year. The loss in 1998 also includes an adjustment of $750,000 to fully amortize goodwill associated with the acquisition of a discontinued facility and a write-down of certain other assets to their estimated net realizable value.

RESULTS OF OPERATIONS -- FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997

     REVENUES

     Total revenues increased by $3.3 million, or 20%, to $19.5 million for the year ended March 31, 1998 from $16.2 million for the year ended March 31, 1997. Revenues increased in all product lines.

     Product Licenses. Revenues for product licenses, which related entirely to Intra.doc! software, increased by $1.7 million, or 192%, to $2.6 million for the year ended March 31, 1998 from $886,000 for the year ended March 31, 1997. The growth in revenues for product licenses was attributable to the expansion of our customer base and increased sales to existing customers.

     Services. Revenues for services, which related entirely to services associated with Intra.doc! software, were $409,000 for the year ended March 31, 1998 compared to $28,000 for the year ended March 31, 1997. The increase in services revenues was attributable primarily to a greater base of installed products in 1998.

     Hardware Integration and Support. Revenues for hardware integration and support increased by $1.2 million, or 8%, to $16.5 million for the year ended March 31, 1998 from $15.3 for the year ended March 31, 1997. The increase in hardware integration revenues was primarily due to the expansion of our customer base and increased sales to existing customers.

     COST OF REVENUES AND GROSS PROFIT

     Total cost of revenues increased by $1.4 million, or 12%, to $13.5 million for the year ended March 31, 1998 from $12.1 million for the year ended March 31, 1997. Total cost of revenues as a percentage of total revenues was 69% in 1998 compared to 75% in 1997. Gross profit increased by $1.9 million, or 46%, to $6.0 million for the year ended March 31, 1998 from $4.1 million for the year ended March 31, 1997. Total gross profit as a percentage of total revenues was 31% in 1998 compared to 25% in 1997. The increase in gross profit was primarily attributable to increased revenues in all product lines.

     Product Licenses. Cost of revenues for product licenses, which related entirely to Intra.doc! software, increased by $55,000, or 24%, to $285,000 for the year ended March 31, 1998 from $230,000 for the year ended March 31, 1997. Gross profit as a percentage of product license revenues was 89% for the year ended March 31, 1999, compared to 74% for the year ended March 31, 1998. The increase in gross profit as a percentage of revenues was primarily attributable to reduced royalty rates on licensed technology incorporated in our Intra.doc! software.

     Services. Cost of revenues for services, which related entirely to services associated with Intra.doc! software, was $285,000 for the year ended March 31, 1998 compared to $14,000 for the year ended March 31, 1997. Gross profit as a percentage of revenues for services was 30% for the year ended March 31, 1998. The increase in cost of revenues for services was primarily due to a greater base of installed products in 1998.

     Hardware Integration and Support. Cost of revenues for hardware integration and support increased by $1.0 million, or 8%, to $12.9 million for the year ended March 31, 1998 from $11.9 million for the year ended March 31, 1997. Gross profit as a percentage of hardware integration and support revenues was 22% for the year ended March 31, 1998 compared to 22% for the year ended March 31, 1997. The reduction in gross profit as a percentage of hardware integration and support revenues was primarily attributable to increased competition and larger integration projects with lower margins.

     OPERATING EXPENSES

     Sales and Marketing. Sales and marketing expenses increased by $1.1 million, or 55%, to $3.1 million for the year ended March 31, 1998 from $2.0 million for the year ended March 31, 1997. Sales and marketing expenses as a percentage of total revenues were 16% in 1998 compared to 12% in 1997. The increase in sales and marketing expenses as a percentage of total revenues was primarily due to increases in staffing and marketing expenses for advertising, public relations and trade shows supporting our Intra.doc! suite of products.

     General and Administrative. General and administrative expenses increased $385,000, or 19%, to $2.4 million for the year ended March 31, 1998 from $2.0 million for the year ended March 31, 1997. General and administrative expenses as a percentage of total revenues were 12% in 1998 compared to 12% in 1997. The increase in general and administrative expenses corresponded with the increase in revenues for the period.

     Research and Development. Research and development expenses increased by $127,000, or 12%, to $1.2 million for the year ended March 31,1998 from $1.1 million for the year ended March 31, 1997. Research and development expenses as a percentage of total revenue were 6% in 1998 compared to 7% in 1997.

QUARTERLY RESULTS

     The following tables present unaudited consolidated statements of operations data both in absolute dollars and as a percentage of total revenues for each of our last eight quarters. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the annual audited consolidated financial statements and, in our opinion, include all normal recurring adjustments necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. The consolidated results of operations for any quarter are not necessarily indicative of the results for any future period. Certain reclassifications have been made to the categories of revenues and cost of revenues presented in our 1997 and 1998 financial statements to conform with the presentation used in the 1999 financial statements. These reclassifications had no effect on losses from continuing operations and net losses previously reported.

                                                                            THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------------------
                                          JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                            1997       1997        1997       1998       1998       1998        1998       1999
                                          --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PERCENTAGES)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues:
  Product licenses......................   $  204     $   545    $   653    $ 1,161    $   776     $1,509      $2,044     $2,498
  Services..............................       57          63         91        199        225        285         500        592
  Hardware integration and support......    4,296       4,392      4,270      3,519      3,215      2,414          --         --
                                           ------     -------    -------    -------    -------     ------      ------     ------
Total revenues..........................    4,557       5,000      5,014      4,879      4,216      4,208       2,544      3,090
                                           ------     -------    -------    -------    -------     ------      ------     ------
Cost of revenues:
  Product licenses......................       48          59         58        120         94        115         199        254
  Services..............................       36          37         82        130        142        180         317        364
  Hardware integration and support......    3,339       3,571      3,241      2,732      2,570      2,031          --         --
                                           ------     -------    -------    -------    -------     ------      ------     ------
Total cost of revenues..................    3,423       3,667      3,381      2,982      2,806      2,326         516        618
                                           ------     -------    -------    -------    -------     ------      ------     ------
Gross Profit............................    1,134       1,333      1,633      1,897      1,410      1,882       2,028      2,472
                                           ------     -------    -------    -------    -------     ------      ------     ------
Operating expenses:
  Sales and marketing...................      588         750        777      1,016        937      1,109       1,114      1,156
  General and administrative............      564         611        581        613        651        656         689        933
  Research and development..............      305         332        306        300        285        344         346        367
                                           ------     -------    -------    -------    -------     ------      ------     ------
Total operating expenses................    1,457       1,693      1,664      1,929      1,873      2,109       2,149      2,456
                                           ------     -------    -------    -------    -------     ------      ------     ------
Income (loss) from operations...........     (323)       (360)       (31)       (32)      (463)      (227)       (121)        16
Other income (expense):
  Gain on sale of hardware integration
    unit................................       --          --         --         --         --        517          --         --
  Interest income (expense), net........      (93)       (103)       (91)       (45)       (31)       (19)        (11)         6
                                           ------     -------    -------    -------    -------     ------      ------     ------
Income (loss) from continuing
  operations............................     (416)       (463)      (122)       (77)      (494)       271        (132)        22
Discontinued operations:
  Loss on sale of distribution group....       --          --         --         --       (111)        --          --         --
  Loss from operations of distribution
    group...............................     (436)       (515)      (474)    (1,152)      (410)        --          --         --
                                           ------     -------    -------    -------    -------     ------      ------     ------
Net income (loss).......................     (852)       (978)      (596)    (1,229)    (1,015)       271        (132)        22
Preferred stock dividends and
  accretion.............................       --         980        640         45        603         29          80          6
                                           ------     -------    -------    -------    -------     ------      ------     ------
Income (loss) attributable to common
  shareholders..........................   $ (852)    $(1,958)   $(1,236)   $(1,274)   $(1,618)    $  242      $ (212)    $   16
                                           ======     =======    =======    =======    =======     ======      ======     ======
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Product licenses......................      4.5%       10.9%      13.0%      23.8%      18.4%      35.9%       80.3%      80.8%
  Services..............................      1.3         1.3        1.8        4.1        5.3        6.8        19.7       19.2
  Hardware integration and support......     94.2        87.8       85.2       72.1       76.3       57.3          --         --
                                           ------     -------    -------    -------    -------     ------      ------     ------
Total revenues..........................    100.0       100.0      100.0      100.0      100.0      100.0       100.0      100.0
                                           ------     -------    -------    -------    -------     ------      ------     ------
Cost of revenues:
  Product licenses......................      1.1         1.2        1.2        2.5        2.2        2.7         7.8        8.2
  Services..............................      0.8         0.7        1.6        2.7        3.4        4.3        12.5       11.8
  Hardware integration and support......     73.3        71.4       64.6       56.0       61.0       48.3          --         --
                                           ------     -------    -------    -------    -------     ------      ------     ------
Total cost of revenues..................     75.2        73.3       67.4       61.2       66.6       55.3        20.3       20.0
                                           ------     -------    -------    -------    -------     ------      ------     ------
Gross profit............................     24.8        26.7       32.6       38.8       33.4       44.7        79.7       80.0
                                           ------     -------    -------    -------    -------     ------      ------     ------
Operating expenses:
  Sales and marketing...................     12.9        15.0       15.5       20.8       22.2       26.4        43.8       37.4
  General and administrative............     12.4        12.2       11.6       12.6       15.4       15.6        27.1       30.2
  Research and development..............      6.7         6.6        6.1        6.1        6.8        8.2        13.6       11.9
                                           ------     -------    -------    -------    -------     ------      ------     ------
Total operating expenses................     32.0        33.8       33.2       39.5       44.4       50.2        84.5       79.5
                                           ------     -------    -------    -------    -------     ------      ------     ------
Income (loss) from operations...........     (7.2)       (7.1)      (0.6)      (0.7)     (11.0)      (5.5)       (4.8)       0.5
Other income (expense):
  Gain on sale of hardware integration
    unit................................       --          --         --         --         --       12.3          --         --
  Interest income (expense), net........     (2.0)       (2.1)      (1.8)      (0.9)      (0.7)      (0.5)       (0.4)       0.2
                                           ------     -------    -------    -------    -------     ------      ------     ------
Income (loss) from continuing
  operations............................     (9.2)       (9.2)      (2.4)      (1.6)     (11.7)       6.3        (5.2)       0.7
Discontinued Operations:
  Loss on sale of distribution group....       --          --         --         --       (2.6)        --          --         --
  Loss from operations of distribution
    group...............................     (9.6)      (10.3)      (9.5)     (23.6)      (9.7)        --          --         --
                                           ------     -------    -------    -------    -------     ------      ------     ------
Net income (loss).......................    (18.8)      (19.5)     (11.9)     (25.2)     (24.0)       6.3        (5.2)       0.7
Preferred stock dividends and
  accretion.............................       --        19.6       12.8        0.9       14.3        0.7         3.1        0.2
                                           ------     -------    -------    -------    -------     ------      ------     ------
Income (loss) attributable to common
  shareholders..........................    (18.8)%     (39.1)%    (24.7)%    (26.1)%    (38.3)%      5.6%       (8.3)%      0.5%
                                           ======     =======    =======    =======    =======     ======      ======     ======

     Revenues. Revenues for product licenses and services, which are related entirely to Intra.doc! software, have increased in each of the quarters since its release, except for the quarter ended June 30, 1998. We implemented a reorganization of our sales department in the quarter ended June 30, 1998, which temporarily diverted the focus of the sales department, leading to reduced sales in the quarter. Our Intra.doc! software, Version 3.5, was launched during the quarter ended September 30, 1998. Version 3.5 included significant improvements in the enterprise scalability features of our Intra.doc! software. The launch of Version 3.5, combined with the renewed efforts of the reorganized sales department, generated a significant increase in revenues for product licenses in the quarter ended September 30, 1998.

     Cost of Revenues and Gross Profit. Cost of revenues for product licenses and services, which are related entirely to Intra.doc! software, have increased in each of the quarters since its release, except for the quarter ended June 30, 1998. The decrease in cost of revenues from the quarter ended March 31, 1998 corresponded to the decrease in revenues experienced during the same period. Total gross profit as a percentage of total revenues has generally increased from the quarter ended June 30, 1997 to the quarter ended September 30, 1998 as our product mix has shifted away from hardware integration and support to Intra.doc! product licenses and services. Total gross profits as a percentage of total revenues were sharply higher in the two most recent quarters relative to the six previous quarters because revenues in the two most recent quarters related exclusively to Intra.doc! products and services.

     As a result of our limited operating history, we cannot forecast operating expenses based on historical results. Accordingly, we base our expenses in part on future revenue projections. Most of these expenses are fixed in the short term, and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast accurately our quarterly revenue is limited due to the sales cycle of our software products, which makes it difficult to predict the quarter in which license sales will occur, and the variability of client demand for professional services. We would expect our business, operating results and financial condition to be materially adversely affected if revenues do not meet projections and that net losses in a given quarter would be even greater than expected. We expect our revenues and operating results may vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - demand for our products and services;

     - the timing of new product introductions and sales of our products and services;

     - unexpected delays in introducing new products and services;

     - increased expenses, whether related to sales and marketing, research and development or administration;

     - changes in the rapidly evolving market for data and content management solutions;

     - the mix of revenues from product licenses and services, as well as the mix of products licensed;

     - the mix of services provided and whether services are provided by our staff or third-party contractors;

     - the mix of domestic and international sales;

     - costs related to possible acquisitions of technology or businesses;

     - general economic conditions; and

     - public announcements by our competitors.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

     We plan to increase our operating expenses to expand sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results and financial condition may be materially adversely affected and net losses in a given quarter could be even greater than expected.

NET OPERATING LOSS CARRYFORWARDS

     As of March 31, 1999, we had net operating loss carryforwards of approximately $7.9 million. The net operating loss carryforwards will expire at various dates beginning in 2011, if not utilized. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Our ability to utilize net operating loss carryforwards on an annual basis will be limited as a result of "ownership changes" in connection with the sale of equity securities. We have provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding its realization. Our accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was required, management considered such factors as our history of operating losses, expected future losses and the nature of our deferred tax assets. See Note 11 to the Consolidated Financial Statements included in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations and satisfied our capital expenditure requirements primarily through revolving working capital and term loans from banking institutions, private placements of debt and equity securities and proceeds from the sale of assets related to prior lines of business. Cash used in operating activities was $4.9 million in 1997, $3.7 million in 1998 and $1.4 million in 1999. The $1.4 million of cash used in operating activities for the year ended March 31, 1999 includes a decrease in accounts receivable of approximately $1.1 million from March 31, 1998. This decrease was largely attributable to the reduction of receivables related to the hardware integration unit that was sold in September 1998.

     To date, we have invested our capital expenditures primarily in property and equipment, consisting in large part of computer hardware and software. Capital expenditures for the year ended March 31, 1997, 1998 and 1999 were approximately $285,000, $372,000 and $365,000, respectively. We have also entered into capital and operating leases for facilities and equipment. We expect that our capital expenditures will increase as our employee base grows. At March 31, 1999, we did not have any material commitments for capital expenditures.

     As of March 31, 1999, we had $2.0 million in cash and cash equivalents and $4.3 million in working capital. Net cash provided by financing activities was $4.1 million in 1997, $4.1 million in 1998 and $1.4 million in 1999. We have a $2.25 million revolving line of credit with Diversified Business Credit, Inc. that bears interest at the bank's prime rate plus 2.0%. As of March 31, 1999, $422,000 was outstanding under the revolving line of credit and was due on demand. This line of credit is secured by all of our assets. As of March 31, 1999, we were in compliance with all financial covenants and restrictions related to the line of credit.

     We currently believe that the net proceeds of this offering, together with cash and cash equivalents on hand and commercial credit facilities, will be sufficient to meet our working capital requirements for at least the next 12 months. After that time, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. We cannot be certain that additional financing will be available on terms favorable to us, or on any terms, or that any additional financing will not be dilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     We adopted the American Institute Certified Public Accountants' Statement of Position, or SOP, 97-2, Software Revenue Recognition, and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, as of April 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1 Software Revenue Recognition. The adoption of SOP 97-2 and SOP 98-4 did not have a material effect on our operating results.

     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions. SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into during fiscal years beginning after March 15, 1999. We believe that the adoption of SOP 98-9 will not have a material effect on our consolidated financial statements.

     In February 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that SOP 98-1 will have a material adverse effect on our consolidated financial statements.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued in June 1998. We are not required to adopt SFAS No 133 until April 1, 2000. We believe the adoption of SFAS No. 133 will not have a material effect on our consolidated financial statements.

YEAR 2000 COMPLIANCE

     The "Year 2000 issue" refers generally to the problems that some software may have in determining the correct century. For example, software with date-sensitive functions that are not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in system failures or the creation of erroneous data.

     We have adopted a Year 2000 readiness program for the current versions of our products. Our program includes Year 2000 readiness assessment and implementation of solutions to potential readiness issues. Solutions include remediation, upgrading and replacement of certain product versions, as well as validation testing, and contingency planning. We continue to respond to customer questions about prior versions of our products on a case-by-case basis.

     We have completed all phases of our Year 2000 readiness program, except for contingency planning, for the current versions of all of our products. As a result, the current versions of each of our products are Year 2000 compliant, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our products are also Year 2000 compliant.

     We have tested software obtained from third parties that is incorporated into our products, and are seeking assurances from our vendors that licensed software is Year 2000 compliant. Despite our testing, testing by current and potential clients and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delayed or lost revenue, diversion of development resources, damage to our reputation or increased service and warranty costs, any of which may have a material adverse affect on our business, operating results and financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent this may affect us.

     Our internal systems include both our information technology, or IT, and non-IT systems. We have completed an assessment of our material internal IT systems, including both our own software products and third-party software and hardware technology. We have also initiated an assessment of our non-IT systems. We expect to complete testing and any required remediation of our IT systems in 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from the vendors that their systems are Year 2000 compliant. Although we are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the Year 2000, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems.

     We do not currently have complete information concerning the Year 2000 compliance status of all of our customers. Our current and potential clients may incur significant expenses to achieve Year 2000 compliance. If our clients are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate funds that current or potential customers would otherwise have had for purchases of our products and services. Moreover, the information technology personnel of our customers and potential customers may be required to focus substantial efforts on addressing the Year 2000 issues of their own companies, leaving them unable to evaluate or acquire new technology such as our products. In addition, customers who currently believe they are Year 2000 compliant may defer purchases of our products until after January 1, 2000 in order to reassess their own compliance or to assess the compliance of our products. As a result, our business, operating results and financial condition may be materially adversely affected.

     We have funded our Year 2000 program from available cash and have not separately accounted for these costs in the past. To date, these costs have not been material. We may incur additional costs related to the Year 2000 program for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. We may experience material problems and costs

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associated with Year 2000 compliance that may materially adversely affect our business, operating results and financial condition.

     We have not yet completed development of a contingency plan to address situations that may result if we are unable to achieve Year 2000 readiness of our critical operations. The cost of developing and implementing such a plan may itself be material. We are also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

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                                    BUSINESS

OVERVIEW

     IntraNet Solutions is a leading provider of Web-based data and content management solutions for intranets, extranets and the Internet. Our Intra.doc! suite of products offers customers the ability to leverage their existing Internet infrastructure to rapidly access, manage and publish unstructured business data, or data contained in graphic, document or text format as opposed to structured data typically stored in databases or data warehouses. We address the complex data and content management needs of an organization by providing a comprehensive, Web-based solution that performs key functions automatically, eliminates administrative bottlenecks and continuously delivers the most current information to users.

     Intra.doc! enables organizations to capture sets of unstructured business data, attach appropriate security and profiling information, known as meta data, and dynamically publish and manage this information in a Web environment without the need to manually reconfigure data sets. Our solution is based on open Web standards and Java server architecture and provides sophisticated security and searching capabilities. This enterprise-scalable, cost-effective solution is quickly deployed, easily maintained and may be configured to meet an organization's specific requirements. In addition, our products provide e-commerce capabilities to enable our customers to easily and cost-effectively sell data and content over the Web.

     Our products provide a broad-based solution applicable across a wide variety of industries that enables organizations to effectively utilize their business-critical data and content. Since Intra.doc! was introduced in fiscal 1997, it has been adopted by over 200 businesses and government organizations for use on over 300 intranet, extranet and Internet sites. Customer applications of Intra.doc! have ranged from single workgroups to enterprise-wide solutions. Our customers include organizations such as British Aerospace Airbus, Ltd., Cargill Incorporated, Ericsson Telecom AB, GE Capital Corporation and Hewlett-Packard Company.

INDUSTRY BACKGROUND

     Explosive Growth of the Internet

     The emergence and acceptance of the Internet and the World Wide Web has fundamentally changed the way that businesses communicate, obtain information, purchase goods and transact business. International Data Corporation, or IDC, estimates that the number of Internet users worldwide will grow from approximately 147 million in 1999 to 320 million in 2002. Within the United States, shipments of web browsers are expected to grow from 10 million units in 1997 to over 124 million units in 2002, according to IDC. In addition, an IDC report estimates that Internet-centric software specifically designed for Web technology, which accounted for less than $1.0 billion in revenue in 1996, will exceed $12.0 billion in revenue by 2000 due to the aggressive corporate adoption of Web technology.

     Rapid Adoption of Corporate Intranets and Extranets

     Corporations are employing intranets and extranets in order to capitalize on their investments in Web-based infrastructure by sharing computing resources and facilitating communication among employees. Intranets typically refer to secure Web-based networks dedicated to an organization's employees, while extranets extend such networks beyond an organization's "internal walls" to include suppliers, vendors, partners, customers and other businesses. Intranets and extranets utilize common Internet protocols and Web browsers to

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share information and efficiently communicate among users in the secure environment of a private network.

     Organizations are rapidly adopting intranets and extranets. CAP Ventures, a leading research organization, estimates that spending on corporate intranets doubled in 1997 to $8.5 billion and predicts an annual growth rate of 50% through the year 2000. In 1997, The Delphi Group estimated that over 80% of desktops within Fortune 1000 companies will be connected to an intranet by the year 1999. In addition, more than 80% of Fortune 1000 companies plan to offer extranets by 2000. IDC estimates that the number of installed Web and Internet servers, which are necessary to support intranets and extranets, will grow from approximately 6.3 million in 1998 to nearly 12.0 million in the year 2002.

     Intranets provide multiple users the potential to securely and efficiently access a wealth of data and up-to-date information in a wide variety of formats, such as CAD files, engineering schematics, design specifications, audio and video clips, graphics and traditional documents. Intranet usage has evolved beyond document access and internal distribution of information to enable organizations to streamline, automate and increase the productivity of everyday business processes in a wide variety of applications. For example, engineering and manufacturing departments are using intranets for ISO certification, technical manual publication and quality assurance processes. Intranets also allow human resource departments to make real-time changes to policies and procedures, perform full-text searches of resumes and facilitate reimbursement of employee expenses. Similarly, at the corporate management level, the effective use of intranets enables managers to have rapid and secure access to relevant business data, leading to expeditious and well-informed decisions.

     Extranets expand intranet applications to enable organizations to selectively share business-critical data with suppliers, vendors, partners, customers and other businesses. Extranet applications are increasingly being used to increase sales, cut costs and improve customer service and support. Organizations are making large investments in these applications to create meaningful and attractively presented content that conveys important information to selected recipients. Extranets also provide a platform for content-enabled e-commerce, allowing businesses to efficiently sell data and content through the execution of business transactions over the Internet. We believe this feature will become increasingly important given the projected growth in the number of customers who can be reached over the Internet. IDC estimates that revenue generated by Internet commerce will exceed $400 billion by 2002.

     Need for Comprehensive Web-based Data and Content Management Solutions

     Organizations are facing many difficult challenges in utilizing their intranets and extranets to manage unstructured business data in a Web environment. Unstructured business data is data stored in graphic, document or text format as opposed to structured data typically stored in databases or data warehouses. According to The Delphi Group, over 85% of an organization's internal information is unstructured business data. This data may be paper-based or in outdated versions of various software applications and includes all types of information, such as contracts and personnel records, product catalogs and marketing materials and design specifications and regulatory documentation. Any Web-based solution in this area must meet a wide range of needs by converting data into a standard format and by providing sophisticated security, access and version control, dynamic updating of data and automatic updating of Web links. It is critical that the integrity of the data and content on an organization's intranet or extranet is constantly maintained so that users are always utilizing the most current information. In addition, any solution must provide scalability that allows it

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to effectively manage the business-critical information for organizations with thousands of documents and thousands of users who are often at dispersed locations. Most existing solutions require significant human resources to address this complex range of problems. This increase in administrative needs has created delays in accessing, managing and publishing information. Organizations are seeking a fast, efficient and comprehensive means of utilizing their data and content in a Web environment.

     Two alternative approaches have typically been used by organizations attempting to address the problem of dynamically accessing, managing and publishing data and content in a Web environment: in-house solutions and traditional document management products.

     In-house solutions are custom applications that are developed by an organization's information systems personnel using software and hardware tools from a variety of vendors. These solutions require significant resources for custom development, evaluation, implementation and integration of disparate technologies and platforms. Consequently, these efforts are often plagued by long development cycles, difficult deployment, high ongoing maintenance costs and limited functionality and scalability due to software and hardware incompatibility issues. Many organizations utilizing in-house solutions do not have the technical expertise or the resources to fully migrate their existing legacy data to an intranet or extranet. In-house solutions are commonly constrained by "Webmaster bottlenecks," in which the person or group responsible for the updating of data and information may become overwhelmed by the continuous manual coding and recoding required to make ongoing revisions to the vast amounts of information managed on the organization's intranet and extranet. In addition, many corporate intranets and extranets supported by in-house solutions are unreliable and frequently suffer extended periods of downtime due to various problems, such as browser incompatibility.

     Traditional document management products were originally developed for client-server environments to address a different problem from the one organizations are now seeking to address through a Web-based solution. These monolithic applications were designed for the management of document creation and retention in a client-server environment and not for the ease of access, distribution and version control that is possible in a Web environment. The client-server architecture of these systems is geared towards a personal computer, or PC, environment which is not Web-based and requires proprietary software installation on the PC of each individual user. Completion of software updates is often a lengthy process as the update must be made on every PC in the system. Traditional document management systems generally offer features designed to meet specific document management problems such as document creation and editing. Many organizations have attempted to modify these client-server applications to function in a Web environment. This retrofitting is usually expensive and time consuming and often degrades performance while creating systems that are difficult to manage because they are operating outside of their intended environment. These problems are often compounded as an organization grows and attempts to scale a retrofitted document management product to meet its increased needs.

     Another drawback to both in-house solutions and traditional document management products is that they do not fully enable e-commerce of an organization's data and content. E-commerce has typically focused on sales of hardgoods such as books and clothing that are purchased over the Web and mailed separately to the consumer. Organizations are now seeking to sell data and content, or softgoods, directly on the Web. This can include research, articles, drawings and designs, technical manuals or product catalogs that are purchased and delivered over the Web for immediate consumption. Most in-house solutions and retrofitted traditional document management products do not permit businesses to take full advantage of

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these e-commerce opportunities. The limitations of many of these solutions and products stem from their inability to give multiple customers simultaneous access to the same content while providing for flexible payment methods. In contrast, e-commerce applications that have a completely Web-based architecture are able to more successfully leverage valuable content by simultaneously publishing it to multiple customers. Web-based applications also provide numerous payment methods such as payment per click, time-based payment and self-subscription by customers.

     The accelerated adoption of intranets and extranets as a primary communication channel is driving organizations to seek new Web-based solutions that will enable them to capitalize on their intranets and extranets to develop, maintain and leverage relationships with employees, customers and others. Web-based data and content management solutions provide a cost-effective and rapid means of disseminating information to global organizations. An effective data and content management solution must get the appropriate information to the right end user, in a usable format and in a cost-effective manner, to assist in decision-making and improve service response. The inability of organizations to effectively leverage their existing Internet infrastructure presents a significant opportunity for a company that can offer a cost-effective and comprehensive solution that gives organizations the ability to easily access, manage, publish and maintain business-critical data.

OUR SOLUTION

     Our solution is Intra.doc!, a suite of Web-based software products that gives organizations a cost-effective and comprehensive means to access, manage, publish and maintain unstructured business data and content through intranets, extranets or the Internet. Intra.doc! allows customers to rapidly access, manage and publish this data in a secure Web environment that leverages their existing Internet infrastructure. This solution is quickly deployed, easily maintained and may be configured to fit an organization's specific requirements. The Web-based architecture of Intra.doc! makes it scalable for geographically diverse enterprises while its modularity permits significant add-on functionality, including content-enabled e-commerce opportunities.

     Our solution has the following key benefits:

     Comprehensive Solution. Intra.doc! provides a comprehensive solution to data and content management needs. Our Web-based architecture utilizes the customer's existing Internet infrastructure and provides a full range of data and content management services without requiring customization. Our modular technology allows customers to configure Intra.doc! to meet their individual requirements. This modularity has also allowed us to rapidly develop new features to meet our customers' evolving needs, such as e-commerce capabilities. Intra.doc! also has central enterprise-level security that integrates with the customer's existing security framework in most cases. Intra.doc! enables organizations to centrally manage data and content on their intranets, extranets or the Internet, regardless of the number or distance between locations of the servers supporting those systems. Attachment of meta data and security information, authentication and replication of data, as well as updating, all have the capacity to occur automatically without the need to reconfigure documents, thereby dramatically reducing administration by eliminating a number of data handlers.

     Scalable and Dynamic. Intra.doc! can manage the data and content of organizations ranging from a small workgroup to an organization with tens of thousands of users. Our solution is Web-server based which gives Intra.doc! significant expansion potential as to the

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amount and type of data and content it can manage. As the volume of data and content increases, it is distributed across multiple Intra.doc! repositories that can be simultaneously accessed by users. The use of multiple repositories enhances an organization's intranet and extranet performance by optimizing the workload and system requirements placed upon individual servers. Performance is also enhanced by Intra.doc!'s dynamic management functions, including the ability to selectively retrieve, archive and replicate content on an intranet, extranet or Internet site while performing mass revisions of meta data. This allows users to quickly complete complex reorganizations or consolidations of data and content. The Web environment of Intra.doc! provides enhanced speed and dynamic performance while minimizing costs and administration.

     Easy to Install and Use. Our Intra.doc! solution has many features that make it easy to install and use. The Intra.doc! Management System is an out-of-the box solution that can be quickly deployed, often in a matter of days. The Intra.doc! Management System and most of our modules are installed on the customers' servers, not on the individual PCs of the customers' employees. This effectively eliminates most of the time-consuming installation and maintenance efforts mandated by the majority of traditional and in-house document management systems. Many customers have implemented Intra.doc! without any third-party consulting assistance. In addition, our component level architecture allows customers to configure the Intra.doc! user interface to create a unique "look and feel" to their intranet or extranet site. Once installed, Intra.doc! delivers Web-browser based data and content access, management and publication to individual users. This allows Intra.doc! to be utilized by all types of users in organizations across diverse industries. Our automated solution enables users to perform system administration, minimizing the involvement of information systems departments.

     Open and Flexible. Intra.doc! is designed to integrate with the existing infrastructure of an intranet, extranet or the Internet. Our solution dynamically accesses, manages and publishes most data types, from CAD files and graphics to audio and video clips to traditional documents. The Web-based architecture of Intra.doc! gives users the freedom to utilize data and content much more quickly and creatively than traditional solutions. Intra.doc!'s modularity also allows for easy configuration. This is all accomplished in a secure environment that interacts with the organization's existing security framework.

STRATEGY

     Our objective is to enhance our position as a leading provider of Web-based data and content management solutions for organizations ranging from small workgroups to complex multinational enterprises. Key strategies to achieving this objective include:

     Expand Product Leadership. We believe that the Intra.doc! suite of products is the leading Web-based solution for data and content management across intranets, extranets and the Internet. We believe that both users of data and content and managers making information systems purchasing decisions prefer our solution to available alternatives because it is easier to deploy, more cost-effective, offers faster and more dynamic management of data and content and contains sophisticated security mechanisms while utilizing an open Web-based architecture. Intra.doc! can also be used by organizations of nearly any size due to its scalability and can be adopted to a wide range of data and content management needs because of its modular design. We will continue to develop both new features for our existing suite of products and new products to enable our customers to further leverage their intranets and extranets.

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     Aggressively Penetrate Our Market. We plan to aggressively penetrate the data and content management solutions market through the following avenues:

     - Expand Direct Sales Channels. We will continue to expand our direct sales force and sales support network to increase the rate of customer adoption of our products in both the United States and internationally. We intend to build world-class direct sales channels by adding high-quality direct sales personnel and devoting increased resources to telemarketing and pre-sales support services.

     - Develop Indirect Sales Channels. To increase the distribution and visibility of our products, we will continue to develop our indirect channels through strategic alliances with resellers, value-added resellers, or VARs, original equipment manufacturers, or OEMs, key systems integrators and other channel partners in both domestic and international markets. We believe that a multi-channel sales effort will broaden customer awareness of our products and will allow us to more rapidly reach a greater number of customers.

     - Increase Penetration of Existing Customers. We intend to expand sales to existing customers by increasing the add-on feature sets offered to existing workgroups, by adding new workgroup applications within existing customers and by using multiple workgroup applications within an organization as a platform to launch an enterprise-wide solution. The cost-effectiveness of Intra.doc! allows us to gain entry into an organization at the workgroup level while the scalability of our solution and the ease with which it can be deployed allows existing customers to quickly and efficiently increase the breadth of their Intra.doc! use.

     Continue to Build Brand Awareness. We will continue to promote the Intra.doc! brand as synonymous with comprehensive, cost-effective, Web-based solutions for data and content management. In order to accelerate the acceptance and penetration of our brand, we will engage in an active public relations program, participate in trade shows and conferences and advertise our products through traditional and on-line media channels and our Web site. These efforts will focus on leveraging our reputation with existing customers and product leadership to drive brand awareness in the data and content management market.

     Continue to Invest in Technology. We believe that the technical features of Intra.doc!, including its open Web-based architecture, its enterprise-scalability and the modularity of its feature sets, distinguish our products in the market. We believe that our customers purchase our products based on their performance characteristics. We feel that this reputation for performance will facilitate the acceptance of enhancements and additional products into our markets. In order to maintain our technological leadership, we will continue to invest in research and development. We intend to focus our research and development efforts on both enhancements to our existing solution and the development of new products as the demands of our market evolve.

     Expand Services Offerings. We have established successful relationships with our customers by serving as a consultant in the development of their data and content management systems. We are expanding our services capabilities in order to extend our range of services and more completely address areas such as business strategy, project management and application development. We believe that providing high-quality services will strengthen our customer relationships and enhance our product development efforts.

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PRODUCTS

     Intra.doc! Management System. Our core application, the Intra.doc! Management System, provides a cost-effective, powerful and comprehensive solution for accessing, managing and publishing data and content across intranets, extranets and the Internet. This system is based upon open Web standards and utilizes an organization's existing Internet infrastructure. Intra.doc! is quickly deployed and provides sophisticated security mechanisms that integrate with most mechanisms already in place within our customers' organizations. Most types of unstructured data can be accessed, managed and published by Intra.doc!, from CAD files and engineering schematics to audio and video clips to graphics and traditional documents. The Intra.doc! Management System and most of our modules are installed on the customers' servers, not on the individual PCs of the customers' employees.

     Intra.doc! captures unstructured business data and attaches meta data which organizes and stores this data in Intra.doc! repositories for easy identification, access and Web-publication. This process automatically converts data and content to Web-based formats, which are then dynamically published to a secure Web site on an intranet, extranet or the Internet. When users revise or add data and content to Intra.doc!, our system dynamically updates and manages the Web site while maintaining the native file. Each piece of data has its own secure Web address, or URL, so it can be utilized by both an organization's intranet users and, if desired, shared with customers, suppliers and partners on an extranet or Internet site.

     Individual users can search for data and content within Intra.doc! using the leading Web browsers. Users submit sophisticated full-text or multiple-field searches using stored meta data contained in one or more Intra.doc! repositories. Once users receive a results list, they can easily navigate through data from multiple sources using hyperlinks, copy text and graphics, zoom and enhance the view, find words within text, print the data or download the data in its native format.

     Intra.doc! provides sophisticated security mechanisms utilizing an organization's existing security framework. Intra.doc! integrates with frameworks such as Windows NT domains and Lightweight Directory Access Protocol, or LDAP, directories by mapping to these security systems. This enables systems administrators to secure data and content and control access while using an enterprise-level security standard. Security can be assigned to workgroups, users, collections of data or individual Web pages. This flexibility allows Intra.doc! to secure data and content for specific projects or for certain groups quickly and efficiently. Users maintain a single log on and password to access data and content no matter how many levels of security are added within their workgroup or across their enterprise.

     The Web-based architecture of Intra.doc! enables easy installation of our system. This architecture also simplifies administrative functions. Through a Web browser, systems administrators can create Intra.doc! users and groups, set security options, create folders and configure publishing parameters. Intra.doc! also allows systems administrators to format and control data and content on the Web site. The automatic nature of many Intra.doc! management and publication functions eliminates manual steps in these processes and minimizes the number of data handlers. This increases efficiency and accuracy and makes Intra.doc! a dynamic tool that provides the most current business-critical information.

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     INTRA.DOC! PRODUCT MODULES

     The Intra.doc! Management System is available in various product configurations for both workgroups and enterprises. Organizations may also select from a variety of additional product modules, as described below.
                           GRAPHIC DEPICTING PRODUCTS

     Intra.doc! Softgoods E-Commerce Solution. Intra.doc! Softgoods E-Commerce Solution allows organizations to leverage their existing Internet infrastructure into content-enabled e-commerce opportunities. This solution gives organizations revenue creation ability by efficiently monitoring, distributing and charging for data and content offered to customers, suppliers or partners over an intranet, extranet or the Internet. Our Softgoods module allows organizations to further evolve their business models by e-commerce enabling all content on an Intra.doc! system for charge back, sale or self-subscription. The ease with which Intra.doc! Web-publishes and updates data and content creates a valuable resource for those who can benefit from an organization's information. Our Softgoods module allows this resource to be directly translated into revenue for our customers.

     Intra.doc! Archiver/Replicator. Intra.doc! Archiver/Replicator facilitates the easy movement of data among Intra.doc! server sites across an enterprise. The Archiver/Replicator moves both native data and Web-based data while accessing and organizing this information based on the attached meta data. The Replicator allows duplicate data to be made available to other user groups and to be automatically and easily transferred among intranet, extranet and Internet servers. This feature allows organizations to move data both within the firewall and outside the firewall for customer or supplier use and for use with our Softgoods module. The Replicator can automatically export data and content from one Web site and import it to another to provide synchronized Web-publishing between Intra.doc! sites. The Archiver allows users to export a bundle of data for off-line storage and subsequently import and manage that bundle at any time, exactly as it was before export. Import mapping allows mass

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

substitution of meta data so that groups of information can be simultaneously imported and reorganized or consolidated.

     Intra.doc! Legacy. Intra.doc! Legacy automatically scans and converts an organization's paper-based legacy data and content into Web-ready files, which allows access, management and publication of these files in Intra.doc!. Our Legacy module can both scan in the image and capture product bar codes and other important meta data to streamline data conversion and organization into one easy process. Intra.doc! Legacy uses both Adobe Capture and Kofax Ascent Capture scanning technology to provide users with a single, compact, fully searchable file that replicates the original data and content.

     Intra.doc! Enterprise Search. Intra.doc! Enterprise Search permits users to perform sophisticated full-text or multiple field searches across all of an organization's Intra.doc! repositories. Enterprise-level security allows users to search for information across the organization while ensuring that they access only the data and content that they are authorized to view and modify. Searches using the Enterprise Search module can be accomplished quickly by all types of personnel because they are managed through the user's Web browser.

     Additional Product Modules. Additional Intra.doc! product modules include the following:

     - Intra.doc! Developer's Kit allows our customers to easily configure Intra.doc! to create their own "look and feel."

     - Intra.doc! ODMA Extensions provide users with the ability to manage and Web-publish data directly from any ODMA compliant application, such as Microsoft Word, WordPerfect and Adobe FrameMaker.

     - Intra.doc! Forms enables one or multiple users to electronically complete and manage forms in a Web environment.

     - Intra.doc! PDF Watermark allows data to be dynamically watermarked with specific comments or instructions.

     - Intra.doc! AutoCAD Conversion permits native AutoCAD engineering drawings to be accessed, managed and published in a Web-based format.

     - Intra.doc! TIFF Conversion allows tag image file format, or TIFF, files to be checked into Intra.doc! and then Web-published as multiple-page PDF files.

     - Intra.doc! Report Parsing captures mainframe reports, organizes them by parsing meta data and batch-loads this information into an Intra.doc! repository.

     - Intra.doc! CD Publisher allows organizations to publish data and content directly from the Web to CD-ROM for use by individuals without Web access.

     - Intradoc.net Hosting Service provides a complete range of Intra.doc! data and content management services administered by our staff through a secure Web site.

     PRICING

     Our pricing is based on the number of servers and contributors rather than the number of users. Pricing currently ranges from $18,000 to $85,000 per server for the Intra.doc! Management System, with add-on modules ranging from $2,500 to $25,000 per server.

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Applications of Intra.doc! typically encompass multiple servers. For an additional annual maintenance fee, we provide customers with maintenance and support packages, including hotline support and product updates, to help them obtain the maximum benefit of Intra.doc!.

SERVICES

     Our services organization provides solution-focused services enabling our customers to realize the potential of our products in an open network computing environment. We act as a business partner to our customers by providing a broad spectrum of services, including needs assessment, software integration, security analysis, application development and training. These services are offered for fees, the amount of which depends on the nature and scope of the project. We are currently focusing on expanding our consulting services to increase our breadth of experience and geographic coverage.

TECHNOLOGY

     We believe our advanced technology provides our customers with a comprehensive solution for rapidly accessing, managing and Web-publishing business-critical data and content across intranets, extranets and the Internet in less time, at lower cost and with better results than existing alternatives.

     PRODUCT ARCHITECTURE

     We believe that we have developed a unique and comprehensive architecture for meeting the technical demands of applications designed for data and content management through intranets, extranets and the Internet. By emphasizing a Web-based data and content management architecture that provides profiling, or meta data, capabilities and is designed for extremely scalable and high-performance delivery, Intra.doc! provides an efficient architecture for organizations to build and deploy Web-publishing applications quickly and cost-effectively. We believe this architecture also provides a strong foundation on which we can deliver future products.

     Web-based Solution. Our products are designed to seamlessly and efficiently interface with Web browsers, eliminating the need to install additional client software. Intra.doc! is a server-based system written in Java, enabling it to function in both the Windows NT and UNIX environments. On the front end, Intra.doc! is client-side neutral and utilizes HTML interfaces that are compatible with the leading Web browsers. Once the browser has been launched, users can search for data and content utilizing Verity's search engine, navigate to a Web page and view data and content via a standard browser, a plug-in or another viewing application. In addition, each piece of data and content is automatically fully indexed allowing for full-text searching through the Web browser. Intra.doc! also enables users to check out data and content for editing and check it back in to dynamically update the Intra.doc! repository and the Web site. As Web architecture continues to evolve, our architecture strategy is to continue to develop Intra.doc! as a Web-based solution that integrates seamlessly with an organization's existing intranet, extranet and Internet infrastructure.

     Data and Content Storage and Management. Intra.doc! stores data and content, including text and graphics, in its native format in a repository and enables access and management control features for this information. Utilizing a server-based architecture, Intra.doc! can access and manage vast amounts of unstructured data and content across a large number of intranet, extranet and Internet users in a geographically dispersed environment. Depending upon the needs of the organization, this storage can take place on a single server for less intensive workgroup applications or across a large number of servers for enterprise-wide solutions, affording efficient scalability. As a data and content manager, Intra.doc! enables standard library services such as check-in, check-out, version control and data history. Intra.doc! enables users to rapidly and securely access data and content while providing management functions.

     Document conversion for Web-publishing. Once a document or graphic has been created or edited, Intra.doc! dynamically attaches meta data and automatically converts the document to a Web-based format. This capability allows users to build Web pages quickly and efficiently and provides search capabilities to allow dynamic utilization of Web content.

     Intra.doc! is a multiple-tiered, server-based system that is written in Java. The server layer contains all system processing logic and handles functions such as document conversion and connection to the relational database. This relational database is used to store all document profile information in the Intra.doc! repository. Published content is stored directly on the Web server and all file transfers are via hypertext transfer protocol, or HTTP. File access does not have to be processed with a common gateway interface, or CGI, script, thereby reducing retrieval time. A security plug-in is used on the server to reduce security complexity and speed processing.

     The ability to use standard HTTP provides a number of significant advantages such as the transfer of data and content through firewalls while using standard compression, encryption and certificate servers. HTTP allows organizations to keep their firewall configurations simple and secure. The following diagram details Intra.doc!'s system architecture.
                         GRAPHIC DEPICTING ARCHITECTURE

     The architecture of Intra.doc! embodies the following concepts that make it an enterprise-scalable system that is easily deployable and can be utilized by a wide range of customers:

     - Ease of use and administration. Our Intra.doc! products feature quick installation, often in a matter of days, ease-of-use for individual users and simple maintenance procedures for administrators.

     - Ease of integration. From inception, our products have been built on open Web standards enabling seamless integration into existing corporate environments. Our component architecture allows customers the ability to integrate immediately with other system components. For example, our compatibility with Windows NT domains and LDAP security frameworks allows our customers to efficiently integrate NT or LDAP central security with Intra.doc! to control and secure access to the data and content in the Intra.doc! repository without duplicating their efforts.

     - Scalability. Our customers' business-critical data and content needs continue to expand and evolve. Our understanding of the scaling of a customer's future data and content management needs as volume and bandwidth increase across an enterprise ensures that our customers' information investments are protected and that they can continue to grow with Intra.doc!

     - Flexibility. With our open Web standards, multi-platform Java-based solution, we offer customers the flexibility to solve information management problems and address future needs utilizing their existing Internet infrastructure.

     We believe Intra.doc! is a comprehensive solution for organizations that require Web-based data and content management solutions across intranets, extranets and the Internet. We believe that by fostering the creation and adoption of an open Web-based standard for data and content management utilizing intranets and extranets, we will be able to maintain and extend our technology leadership.

     RESEARCH AND DEVELOPMENT

     We have made substantial investments in research and development through both internal development and technology acquisition. We expect to develop most of our technology enhancements internally while continuing to evaluate externally developed technologies for integration into our Intra.doc! product line.

     The majority of our research and development activity has been directed towards developing feature extensions to our Intra.doc! suite of products. Our goal is to add features that allow our customers to leverage their data and content to expand their services and create content-based revenue opportunities. To this end, we intend to enhance the custom content delivery capabilities of Intra.doc! and allow data and content to be built dynamically from multiple sources. In addition, we will focus on expanding the range of data sets Intra.doc! is capable of managing.

     In order to continue to provide product leadership in the data and content management market, we intend to make major product releases each year. Intra.doc! Version 4.0 is scheduled for release in the second half of 1999. The success of new introductions is dependent on several factors, including timely completion and market introduction, differentiation of new products and enhancements from those of our competitors and market acceptance of new products and enhancements.

     Our research and development expenditures for fiscal 1997, 1998 and 1999 were approximately $1.1 million, $1.2 million and $1.3 million. We expect that we will continue to commit significant resources to research and development in the future. All research and development costs have been expensed as incurred.

     The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, evolving industry standards and rapidly changing customer requirements. The introduction of products incorporating new technologies and the emergence of new industry standards could render existing products obsolete and unmarketable. Our future success will depend in part on our ability to anticipate changes, enhance our current products, develop and introduce new products that keep pace with technological advancements and address the increasingly sophisticated needs of our customers. We may not be successful in developing and marketing new products and enhancements that respond to competitive and technological developments and changing customer needs.

CUSTOMERS

     Our customer base has grown to well over 200 customers representing a diverse group of industries. Our customers range from small manufacturing firms to Fortune 500 companies. Selected customers using Intra.doc! include:

AEROSPACE AND AIRLINE
AlliedSignal
Britannia Airways
British Aerospace Airbus
The Sabre Group

BANKING AND FINANCE
Cargill
Dean Witter Reynolds
Fidelity
GE Capital
ING Barings
KPMG Peat Marwick
U.S. Bancorp Piper Jaffray

CONSUMER
Carlson Companies
Dayton Hudson
Land O'Lakes
OfficeMax
Revlon
GAS AND UTILITIES
Central Iowa Power
Natural Gas Company of
  Trinidad & Tobago
Sierra Pacific Power
Wisconsin Electric Power

GOVERNMENT AND EDUCATION
County of San Mateo, CA
Lawrence Livermore National   Labs
Los Alamos National Labs
Minnesota Department of   Transportation
Swiss Highway Authority
University of California
University of Minnesota

HEALTH CARE
Allina Health System
Guidant
Tufts Health Care
United Health Group
Wellmark Blue Cross Blue   Shield of Iowa

MANUFACTURING
Eaton
Ecolab
Fisher Controls
Honeywell
Maytag
Toro
Toyota USA
TRW
Zilog

TECHNOLOGY
Data General
Ericsson
Fujitsu
GE Information Services
GTE Internetworking
Hewlett-Packard
IBM
Lucent Technologies
Rockwell Collins
Siemens Microelectronics
Sony
St. Paul Software
Synopsys
Xerox

     CUSTOMER PROFILES

     Large Retail Organization. A large retail organization sought to streamline the dissemination of information to its suppliers. The retailer's system published and mailed to suppliers approximately one thousand paper-based documents containing the retailer's supplier procedures and requirements. Paper publication of these documents was inefficient and expensive as it involved 48 different departments across three separate operating companies, each with its own supplier procedures and requirements. Accordingly, the retailer needed a solution that would allow it to publish the documents on an extranet. Unable to find a suitable packaged application, the retailer spent considerable resources creating an in-house solution consisting of an extranet-based content retrieval system with a manual document conversion process. The labor-intensive updating and Web conversion process required extensive revision time and necessitated frequent distribution of paper addendums. The retailer also needed to publish the documents more frequently, but doing so with the in-house solution was cost-prohibitive.

     To eliminate the time-consuming conversion process of the in-house solution, the retailer installed Intra.doc! which automatically converts documents into a Web format. Updating is now a dynamic process as individual departments simply revise documents and store them in Intra.doc! for automatic publication. Intra.doc! allows the documents to be published more frequently with greater accuracy while significantly reducing the costs of administration. The retailer now also utilizes Intra.doc! in other areas of its business as a means to publish sales, inventory and statistical reports on the Web in order to make them available to clients.

     International Manufacturing Company. A manufacturer of process control valves and regulators sought to utilize its existing intranet to more effectively distribute data and content within the organization. The manufacturer's system required administrators to manually create HTML pages and generate links to thousands of engineering designs and specifications for delivery to 14 manufacturing plants around the world. As the manufacturer's intranet grew, this process required increasing human and technical resources to properly maintain the HTML pages and links. Accordingly, the manufacturer required a Web-based architecture that could provide on-line data and content publishing, create a data index for searching on the Web and allow content contributors to Web-publish documents using a browser. The manufacturer also needed the system to handle the multiple data types utilized in the manufacturer's business and translate them into a Web format. Additional requirements included workgroup-level security and ease of administration as limited technical resources were available to support the intranet site.

     After installing Intra.doc!, the manufacturer was able to significantly reduce the time required to disseminate its business-critical information from up to two weeks under the prior system to less than one day. According to the manufacturer, it rapidly realized a complete recovery of its investment within a single department by eliminating over 1.5 million sets of documents annually that would have otherwise been manually distributed. The manufacturer is currently converting all of its microfiche documents, including over 100 reports of up to 80,000 pages, into a Web format and storing them on Intra.doc! for on-line delivery and updating.

     Leading Technology Company. A semiconductor manufacturer sought to replace its manual revision management process. The manufacturer had an active database of 20,000 pieces of internal data and content consisting of engineering drawings, design records and manufacturing and testing specifications. The manufacturer's original revision management process required administrators to manually handle between 300 to 400 change notices a month. This process required a minimum of one week to generate a paper-based change notice, secure the necessary internal approvals, and send the entire change notice to document control. Accordingly, the manufacturer needed a solution that would automate this process, make documents accessible on its intranet and provide cost-effective implementation and training. Representatives from the major functional areas of the organization identified several required features, including revision control, the capability of managing different native file types, easy administration, flexible security and workflow management.

     The semiconductor manufacturer installed Intra.doc! as the revision management system for its entire organization. Intra.doc!'s Web-based capabilities allowed creation of an unlimited number of meta data fields, enabling sophisticated searching of its high volume of change notices. The flexibility of Intra.doc!'s Web-based architecture allowed the manufacturer to configure its revision management system to its specifications so that it could immediately utilize Intra.doc!'s data and content management functions. An internal user group easily installed Intra.doc! without third-party consultants and is now performing ongoing system administration. The manufacturer estimates that Intra.doc! cost significantly less than developing an in-house solution or purchasing a client-server document management product.

SALES AND MARKETING

     We market and sell our products using a combination of direct and indirect distribution channels. Our primary distribution channel is our direct sales force which targets mid- and large-size organizations. Our sales approach typically includes a technical systems evaluation performed by our pre-sales personnel, followed by demonstrations of our products' capabilities and direct negotiations with our sales staff. In addition, we have an internal telemarketing operation that is responsible for customer prospecting, lead generation and follow-up. These activities identify and develop leads for further sales efforts by our direct sales force. As of March 31, 1999, we had 22 direct sales and sales support personnel in the United States while our international direct sales and sales support organization consisted of six persons. Our goal is to increase both the number and geographic scope of our direct sales force.

     We also use indirect sales channels to increase the distribution and visibility of our products through strategic alliances with resellers, VARs, OEMs, key systems integrators and other channel partners in both domestic and international markets. None of our distribution partners has exclusive distribution rights.

     We use a variety of marketing programs to build market awareness of our brand name and our products, as well as to attract potential customers to our products. A broad mix of programs are used to accomplish these goals, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, seminars, trade shows, speaking engagements, Web site marketing and joint marketing programs. Our marketing organization produces marketing materials in support of sales to prospective customers that include brochures, data sheets, white papers, presentations and demonstrations. Our joint marketing and distribution partners include Adobe Systems, Inc., Microsoft Corporation, Sun Microsystems, Inc. and Verity, Inc. In addition, our Intra.doc! suite of products incorporates Adobe and Verity technology. Verity also sells our products using its own direct sales force pursuant to a non-exclusive reseller agreement.

COMPETITION

     The market for Web-based data and content management solutions is intensely competitive, subject to rapid technological change and significantly affected by new product introduction and other market activities of industry participants. We expect competition to persist and intensify in the future. We have two primary sources of competition: in-house solutions created by potential customers and traditional document management products. In-house solutions are developed by potential customers' internal information systems departments using software and hardware tools from a variety of vendors. Traditional document management products include those offered by companies such as PC DOCS Group International Inc., which has entered into an agreement to be acquired by Hummingbird Communications Ltd., Documentum, Inc. and Open Text Corporation. In addition, companies participating in the market for Internet site management may provide future competition to us if they move into broad-based data and content management.

     Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and access to larger customer bases, thereby gaining market share to our detriment. Such competitors may be able to undertake more extensive promotional activities and offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     Competition in our market could materially and adversely affect our ability to obtain revenues from software license fees from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the price of our software. In either case, our business, operating results and financial condition could be materially adversely affected. There can be no assurance that we will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on our business, operating results and financial condition.

PROPRIETARY RIGHTS

     We rely on a combination of copyright, trade secret, trademark, confidentiality procedures and contractual provisions to protect our proprietary rights. Our software, documentation and other written materials are provided limited protection by United States and international copyright laws. We license our products in object code format for limited use by customers. We treat the source code for our products as a trade secret and we require all employees and third-parties who need access to the source code to sign non-disclosure agreements. We have registered the trademarks, IntraNet Solutions and Intra.doc!, in the United States and Canada.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. Our efforts to protect our proprietary rights may not be adequate or our competitors may independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

     We have not been notified that our products infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect that developers of Web-based data and content management products will increasingly be subject to infringement claims as the number of products and competitors in our market grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

     As of March 31, 1999, we had 67 employees. Our future success will depend in part on our ability to attract, retain, integrate and motivate highly qualified sales, technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our services, product development, sales and marketing departments. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

     IntraNet Solutions is headquartered in Minneapolis, Minnesota, where it leases approximately 15,000 square feet pursuant to a seven-year lease expiring in 2005.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

     The following table sets forth certain information with respect to each of the executive officers, directors and other key personnel of IntraNet Solutions, as of the date of this prospectus.

                NAME                     AGE                      POSITION
                ----                     ---                      --------
Robert F. Olson......................    43     President, Chief Executive Officer and
                                                Chairman of the Board
Gregg A. Waldon......................    38     Chief Financial Officer, Treasurer,
                                                Secretary and Director
Katherine W. Bloomfield..............    46     Vice President, Consulting Services
George Daum..........................    43     Vice President, Sales
Patricia H. Fukasawa.................    43     Vice President, Training and Administration
Vernon J. Hanzlik....................    41     Vice President, Strategic Development
Frank A. Radichel....................    49     Vice President, Research and Development
Daniel P. Ryan.......................    40     Vice President, Marketing
Ronald E. Eibensteiner*..............    46     Director
Kenneth H. Holec*....................    43     Director
Steven C. Waldron*...................    50     Director

-------------------------

* Member of Audit Committee and Compensation Committee

     ROBERT F. OLSON founded our business and has served as President, Chief Executive Officer and Chairman of the Board of IntraNet Solutions and its predecessor company since 1990. From 1987 to 1990, he served as the General Manager of the Greatway Communications Division of Anderberg-Lund Printing Company, an electronic publishing sales and service organization. Prior to that time, Mr. Olson held management and marketing positions in several electronic publishing service organizations.

     GREGG A. WALDON has served as our Chief Financial Officer, Treasurer and Secretary, and as a director, since April 1999. From 1992 to April 1999, he held various financial management positions with GalaGen Inc., a publicly traded biopharmaceutical company, where he served as Chief Financial Officer since November 1994. Prior to that time, Mr. Waldon was employed by PricewaterhouseCoopers LLP.

     KATHERINE W. BLOOMFIELD has served as our Vice President, Consulting Services since October 1998. From June 1997 to October 1998, she was a consultant with PricewaterhouseCoopers LLP specializing in data warehousing and the Internet. From August 1994 to June 1997, Ms. Bloomfield was a director of professional services for Apertus Technologies Incorporated, a developer of systems integration software. From 1992 to July 1994, she was a Project Leader for Siemens AG, a multinational electronics company.

     GEORGE DAUM has served as our Vice President, Sales since March 1998. From July 1997 through March 1998, he served as Vice President of Worldwide Channels of Structural Dynamics Research Corporation, or SDRC, a developer of engineering and manufacturing software. From December 1995 to July 1997, Mr. Daum served as Vice President of Operations of CAMAX Manufacturing Technologies, a developer of manufacturing software owned by SDRC. From November 1993 to December 1995, Mr. Daum served as Vice President of Sales for CAMAX.

     PATRICIA H. FUKASAWA has served as our Vice President, Training and Administration since July 1996 . She has been employed by IntraNet Solutions and its predecessor company since 1990 in various marketing positions. Prior to that time, Ms. Fukasawa held various technical support positions with Honeywell Inc., a multinational technology products company, and Control Data Corporation, a computer hardware manufacturer.

     VERNON J. HANZLIK has served as our Vice President, Strategic Development since April 1999. He has been employed by IntraNet Solutions and its predecessor company since 1991 and served as Vice President, Product Marketing from June 1996 to April 1999. Prior to that time, Mr. Hanzlik held marketing and application consulting positions with Lee Data Corporation, a computer hardware manufacturer.

     FRANK A. RADICHEL has served as our Vice President, Research and Development since March 1995. From 1990 to March 1995, he served as CALS Project Leader and Technical Architect for Alliant TechSystems Inc., a manufacturer of aerospace and defense technologies. Prior to that time, Mr. Radichel held various positions in the Test Equipment Design Department of Honeywell Inc.

     DANIEL P. RYAN has served as our Vice President, Marketing since April 1999. From September 1997 to April 1999, he served as Vice President of Marketing for Foglight Software, Inc., a developer of enterprise performance management solutions. From March 1995 to September 1997, Mr. Ryan served as Director of Marketing for Compact Devices Inc., a developer of Internet application software. Prior to that time, Mr. Ryan was employed by Sync Research Inc., a developer of wide-area network access solutions, as its Director of Corporate Marketing.

     RONALD E. EIBENSTEINER has served as a director of IntraNet Solutions since March 1996. He has been President of Wyncrest Capital, Inc., a venture capital firm that he founded, since 1990. Mr. Eibensteiner is a director of OneLink Communications, Inc., a company that specializes in transforming raw telecommunications data into visual business intelligence.

     KENNETH H. HOLEC has served as a director of IntraNet Solutions since February 1998. He has been President and Chief Executive Officer of ShowCase Corporation, a supplier of data warehousing systems, since November 1993. From 1985 to 1993, Mr. Holec served as President and Chief Executive Officer of Lawson Associates, Inc., a developer of financial and human resource management software products.

     STEVEN A. WALDRON has served as a director of IntraNet Solutions since February 1998. He has been President and Chief Executive Officer of St. Paul Software, Inc., a provider of e-commerce software and transaction processing services, since November 1997. From 1992 to March 1995, he was president of Innovex, Inc., a diversified technology company. Prior to that time, Mr. Waldron served as President and Chief Executive Officer of Norstan, Inc., a supplier of telecommunications hardware and software, which he co-founded.

COMMITTEES OF THE BOARD OF DIRECTORS AND DIRECTOR COMPENSATION

     Board Committees. The Board of Directors maintains an Audit Committee composed of Messrs. Eibensteiner, Holec and Waldron. The Audit Committee recommends to the Board of Directors the appointment of independent auditors, reviews and approves the scope of the annual audit and any non-audit services performed by the independent auditors, reviews the findings and recommendations of the independent auditors and periodically reviews and approves major accounting policies and significant internal accounting control procedures.

The Board of Directors also maintains a Compensation Committee comprised of Messrs. Eibensteiner, Holec and Waldron. The Compensation Committee reviews and recommends compensation of officers and directors, administers stock option plans and reviews major personnel matters.

     Director Compensation. Members of the Board of Directors who are not employees of IntraNet Solutions are eligible to receive stock option grants under the 1997 Director Stock Option Plan. No options were granted under the plan in the fiscal year ended March 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our Compensation Committee and any member of any other company's board of directors or compensation committee, nor has any such relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table presents the compensation for each of the last three fiscal years of the Chief Executive Officer and the other executive officer of IntraNet Solutions who received salary and bonuses in excess of $100,000 for the fiscal year ended March 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                           ANNUAL               AWARDS
                                        COMPENSATION      ------------------
                             FISCAL   -----------------      COMMON STOCK         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY    BONUS    UNDERLYING OPTIONS   COMPENSATION(1)
---------------------------  ------   --------   ------   ------------------   ---------------
Robert F. Olson...........    1999    $168,175   $   --             --             $13,067
  President and Chief         1998     155,000       --             --              10,492
  Executive Officer           1997     141,793       --             --              10,492
Jeffrey J. Sjobeck(2).....    1999     106,720       --             --                  --
  Chief Financial Officer,    1998     100,000       --         10,000                  --
  Treasurer and Secretary     1997      82,291    2,100         12,500                  --

-------------------------

(1) Represents matching contributions by us under our 401(k) Savings Incentive Plan and term life and disability insurance premiums.

(2) Mr. Sjobeck resigned on April 2, 1999.

                 AGGREGATED FISCAL 1999 YEAR-END OPTION VALUES

     The following table presents information about options held by the executive officers named in the Summary Compensation Table and the value of those options as of March 31, 1999.

                                                                        VALUE OF UNEXERCISED
                                       NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                     OPTIONS AT MARCH 31, 1999           MARCH 31, 1999(1)
                                    ----------------------------    ----------------------------
              NAME                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                  -----------    -------------    -----------    -------------
Robert F. Olson.................          --              --         $     --        $     --
Jeffrey J. Sjobeck..............      61,929          30,529          376,716         166,628

-------------------------

(1) Based on a value of $8.25, the per share closing price of our common stock on the Nasdaq SmallCap Market on March 31, 1999, net of the option exercise price.

EMPLOYMENT AGREEMENTS

     In July 1996, we entered into a three-year employment agreement with Robert
F. Olson, its President and Chief Executive Officer. Mr. Olson receives an annual base salary of $155,000, subject to annual increases, and has the opportunity to earn performance-related bonuses. Pursuant to this agreement, Mr. Olson has agreed not to compete with us for a two-year period after any termination of employment. In the event of his termination without cause, Mr. Olson will be entitled to receive severance compensation equal to the greater of six months of his then current base salary or the balance of the compensation due and owing to him under his employment agreement.

     In April 1999, we entered into a two-year employment agreement with Gregg
A. Waldon, its Chief Financial Officer, Treasurer and Secretary. Mr. Waldon receives a minimum base salary of $125,000, subject to annual increases, plus annual performance bonuses of up to $40,000. Mr. Waldon has agreed not to compete with us during his employment and for a period of nine months following his termination from employment. In the event of a change in control or his termination of employment without cause, Mr. Waldon will receive severance pay equal to 180 days of his then current base salary.

BENEFIT PLANS

     1994-1997 Stock Option and Compensation Plan. We adopted and our shareholders have approved the 1994-1997 Stock Option and Compensation Plan for our officers, directors other than outside directors, employees and certain key consultants and advisors. The purpose of the plan is to enhance shareholder value and to advance our interests by furnishing a variety of economic incentives designed to attract, retain and motivate those persons eligible for incentives under the plan. Incentives under the plan consist of opportunities to purchase or receive our shares of common stock, monetary payments or both.

     The plan is administered by a stock option committee consisting of Messrs. Eibensteiner, Holec and Waldron. The committee has complete and final authority with respect to the interpretation and administration of the plan. Eligibility for incentives under the plan is determined by the committee with respect to both individuals and groups based on a variety of criteria, including, but not limited to, pay grade, job performance, job responsibility, length of service and various other factors that the committee may deem appropriate at the time of granting any incentives. To date, we estimate that grants of incentives to 66 of our current employees have been made in the form of non-qualified stock options.

     Incentives under the plan may be granted in any combination of the following forms, as determined by the committee:

     - incentive stock options;

     - non-statutory or non-qualified stock options;

     - stock appreciation rights;

     - stock awards;

     - restricted stock awards;

     - performance shares; and

     - cash awards.

     Prices and expiration dates of, and material conditions to, the granting of options under the plan are determined by the committee based on our assessment of employment, tax and other financial factors affecting us from time to time. Incentives granted under the plan generally are not transferable. Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the plan is 2,500,000. Generally, an optionee may pay the exercise price to exercise a stock option in the form of cash or the surrender of shares of common stock. Options granted under the plan may be exercisable for up to ten years from the date of grant, if the optionee ceases to be employed by us for any reason, the options generally expire six months after the date of termination of employment.

     1997 Director Stock Option Plan. We adopted, and our shareholders have approved, the 1997 Director Stock Option Plan. The plan allows the Board of Directors to grant stock options to members of the Board of Directors who are not our employees. The exercise price of any option granted under the plan is equal to the fair market value of our common stock on the grant date. The term of an option granted under the plan may not exceed ten years from the date of grant.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Articles of Incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Minnesota Business Corporation Act. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Minnesota law, including any circumstances in which indemnification is otherwise discretionary under Minnesota law.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table presents information regarding beneficial ownership of our common stock as of March 31, 1999, held by each person known by us to be the beneficial owner of more than 5% of our common stock, each executive officer named in the Summary Compensation Table, each director and all executive officers and directors as a group. The table also presents the same information as adjusted to reflect the sale of shares offered hereby and the conversion of all outstanding shares of Series A convertible preferred stock into shares of common stock upon completion of this offering. In accordance with the rules of the SEC, beneficial ownership includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 31, 1999. Shares issuable pursuant to stock options are considered outstanding for computing the percentage of the person holding the options but are not considered outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this offering includes the 4,000,000 shares of common stock being offered for sale by us in this offering. The percentage of beneficial ownership for the following table is based on 10,803,500 shares of common stock outstanding as of March 31, 1999 and 14,904,578 shares of common stock outstanding after the completion of this offering, assuming conversion of all outstanding shares of Series A convertible preferred stock into common stock, and assuming no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address for each listed shareholder is: c/o IntraNet Solutions, Inc., 8091 Wallace Road, Minneapolis, Minnesota 55344. To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

                                              SHARES                             SHARES
                                        BENEFICIALLY OWNED                 BENEFICIALLY OWNED
                                      PRIOR TO THE OFFERING    SHARES      AFTER THE OFFERING
                                      ----------------------    BEING    ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER   NUMBER     PERCENTAGE   OFFERED    NUMBER     PERCENTAGE
------------------------------------  ---------   ----------   -------   ---------   ----------
Robert F. Olson(1)...............     3,816,632      35.0%     500,000   3,316,632      22.2%
Jeffrey J. Sjobeck(2)............        61,929         *           --      61,929         *
Ronald E. Eibensteiner(3)........       464,660       4.3           --     464,660       3.1
Kenneth H. Holec(4)..............        10,000         *           --      10,000         *
Steven C. Waldron(4).............        10,000         *           --      10,000         *
Perkins Capital Management,
  Inc.(5)........................       952,635       8.7           --     952,635       6.4
All directors and executive officers
  as a group (5 persons)(6)......     4,301,292      39.4      500,000   3,801,292      25.5

-------------------------
* Less than 1% of currently outstanding common stock.

(1) Includes 35,714 shares owned by Mr. Olson's spouse, 50,000 shares issuable upon exercise of a warrant held by Mr. Olson and 84,619 shares issuable upon exercise of a warrant owned by a trust for the benefit of Mr. Olson's minor children.

(2) Includes 61,929 shares issuable upon exercise of options owned by Mr.
    Sjobeck.

(3) Includes 316,588 shares owned by an investment fund owned and managed by Mr. Eibensteiner and 137,072 shares issuable upon exercise of options and warrants owned by Mr. Eibensteiner.

(4) Represents shares issuable upon exercise of options.

(5) Ownership is based on information contained in a Schedule 13G filed with the SEC on February 11, 1999. Includes 520,716 shares issuable upon exercise of options and warrants owned by Perkins Capital Management, Inc.. The address for this shareholder is: 730 East Lake Street, Wayzata, Minnesota 55391.

(6) Includes the shares issuable upon exercise of the options and warrants described in the footnotes above.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 25,000,000 shares, of which 20,040,195 shares have been designated as common stock, 1,000,350 shares have been designated as preferred stock and 3,959,455 shares remain undesignated.

COMMON STOCK

     As of March 31, 1999, there were 10,904,578 shares of common stock outstanding and held by 121 shareholders of record and approximately 1,500 beneficial owners, after giving effect to the conversion of all outstanding shares of Series A convertible preferred stock into shares of common stock upon the closing of the offering. Based upon the number of shares outstanding as of March 31, 1999 and giving effect to the issuance of the shares of common stock being offered by us, there will be 14,904,578 shares of common stock outstanding upon the closing of the offering.

     Holders of shares of common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for dividends. Upon a liquidation, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of our common stock would be entitled to receive a pro rata amount per share of any excess distribution. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

     Our directors and executive officers as a group beneficially own approximately 39% of our outstanding common stock. Upon the completion of the offering, and giving effect to the conversion of currently outstanding shares of Series A convertible preferred stock into shares of common stock, such persons will beneficially own approximately 26% of the outstanding shares. Accordingly, such persons will continue to be able to control our affairs, including, without limitation, the sale of our equity or debt securities, the appointment of officers, the determination of officers' compensation and the determination as to whether to register outstanding securities.

PREFERRED STOCK

     We have authorized two series of preferred stock. These consist of 1,000,000 shares of Series A convertible preferred stock and 350 shares of Series B convertible preferred stock. As of March 31, 1999, there were 75,000 shares of Series A convertible preferred stock outstanding, all of which will be automatically converted into an aggregate of 101,078 shares of common stock upon the closing of the offering, assuming the application of the maximum conversion price of $3.71 per share. No shares of Series B convertible preferred stock are currently outstanding.

     Our Board of Directors has authority to fix the rights, preferences, privileges and restrictions, including voting rights, of our unissued shares of capital stock and to issue stock without any further vote or action by the shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be created and issued in the future.

     We have no current plans to issue any additional shares of preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

WARRANTS

     As of March 31, 1999, there were warrants outstanding to purchase up to 1,286,114 shares of its common stock at exercise prices ranging from $2.32 to $8.00 per share. These warrants contain anti-dilution provisions providing for adjustments to the exercise price and the number of shares of common stock underlying these warrants upon the occurrence of specified events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

REGISTRATION RIGHTS

     Certain members of our Board of Directors possess incidental registration rights with respect to an aggregate of approximately 3,400,000 shares of our common stock. Each of these directors has waived such registration rights with respect to this offering.

POTENTIAL ANTI-TAKEOVER EFFECT OF MINNESOTA LAW

     We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which are anti-takeover laws. In general,
Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% of more in the election of directors. In general, Section 302A.673 prohibits a publicly held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock, or an affiliate or associate of the corporation and, at any time within four years prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     Norwest Bank Minnesota, N.A., is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, and after giving effect to the conversion of all Series A convertible preferred stock into shares of common stock, 14,904,578 shares of common stock will be outstanding. Of this amount, approximately 10,800,000 shares will be freely tradable on the public market without restriction or further registration under the Securities Act, by persons who are not deemed to be our affiliates or acting as underwriters as those terms are defined in the Securities Act. The approximately 4,100,000 remaining shares of common stock were issued and sold by us in private transactions, and are "restricted stock" within the meaning of Rule 144 of the Securities Act. Sales of restricted securities must be registered under the Securities Act or made in accordance with an exemption from registration, such as Rule 144.

     Rule 144 provides that if at least one year has elapsed since shares of common stock that constitute restricted stock were last acquired from us or our affiliates, the holder is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding or the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the SEC. Sales under Rule 144 are subject to certain manner of sale restrictions, notice requirements and availability of current public information concerning us. A person who is not our affiliate during the three months preceding the sale, generally may sell shares without regard to the volume limitations, manner of sale provision, notice requirements or the availability of public information concerning us, provided that at least two years have elapsed since the shares were last acquired from us or our affiliates.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and U.S. Bancorp Piper Jaffray Inc., have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling shareholder the number of shares of common stock listed opposite their names below. The underwriters are committed to purchase and pay for all such shares if any are purchased, subject to the conditions stated in the underwriting agreement.

                    NAME OF UNDERWRITER                         NUMBER OF SHARES
                    -------------------                         ----------------
Dain Rauscher Wessels.......................................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                                   ---------
     Total..................................................
                                                                   =========

     The representatives have advised us and the selling shareholder that the underwriters propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not in excess of $     per share, of
which $          may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

     The underwriting agreement contains covenants of indemnity among the underwriters, us, and the selling shareholder against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     We have granted to the underwriters an option to purchase up to 600,000 additional shares of common stock. The selling shareholder has granted the underwriters on option to purchase up to 75,000 additional shares of common stock. These options may be exercised at any time up to 30 days after the date of this prospectus. The option entitles the underwriters to purchase the additional shares of common stock at the same price per share as the 4,500,000 shares being sold in this offering. If the underwriters exercise the option, each of the underwriters must purchase approximately the same percentage of additional shares from us that they purchased in the primary offering. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 4,500,000 shares are being sold.

     The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on the cover page of the prospectus less the following underwriting discounts and commissions, to be paid by us and the selling shareholder.

                                                           TOTAL WITHOUT       TOTAL WITH
                                              PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                              ---------    --------------    --------------
By IntraNet Solutions.....................       $--            --                --
By the selling shareholder................       --             --                --

     We will also pay the total expenses of this offering.

     Our executive officers and directors have agreed not to sell, transfer, grant any third party the right to purchase, or otherwise dispose of any shares of common stock or other securities that they own or acquire for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. This 180-day period is known as the lock-up period. The representatives may, without notice and in their sole discretion allow any executive officer or director to dispose of common stock or other securities prior to the expiration of the lock-up period. There are however, currently no agreements between the underwriters and any of our executive officers or directors allowing such sales.

     In addition, we have agreed that we will not issue, sell, offer to sell, or otherwise dispose of any shares of its common stock or other securities during the lock-up period without the prior consent of the underwriters. This agreement does not include shares of common stock or other securities issued pursuant to employee stock option plans, employee stock purchase plans, or common stock or other securities outstanding on the date of this prospectus. However, we have agreed that employee stock options issued during the lock-up period may not be exercised prior to the expiration of the lock-up period. Any shares of common stock issued during the lock-up period pursuant to the exercise of stock options or other securities outstanding on the date of this prospectus shall bear a restrictive legend restricting the transfer of such shares during the lock-up period.

     The underwriters have advised us that in connection with this offering, certain persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be affected on the Nasdaq SmallCap Market, Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Securities Exchange Act of 1934 requiring us to file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also makes our filings publicly available on the Internet. The SEC's Web site is located at http://www.sec.gov.

     We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. We have omitted certain items in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, please reference the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which the prospectus makes reference are not necessarily complete. In each instance, we advise you to refer to the copy of the contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by this reference. Copies of the registration statement, and its exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC or obtained at prescribed rates from the Public Reference Section of the SEC at the above addresses. The registration statement can also be accessed through the SEC's Web site.

                                 LEGAL MATTERS

     The legality of the issuance of the shares offered hereby will be passed upon for us and the selling shareholder by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the Underwriters by Faegre & Benson LLP, Minneapolis, Minnesota.

                                    EXPERTS

     Our consolidated financial statements as of March 31, 1999 and March 31, 1998 and for the years then ended included in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The consolidated financial statements of IntraNet Solutions, Inc. for the year ended March 31, 1997 were audited by Ernst & Young LLP, independent auditors, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            INTRANET SOLUTIONS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants -- Grant     F-2
  Thornton LLP..............................................
Report of Independent Accountants -- Ernst & Young LLP......    F-3
Consolidated Balance Sheets as of March 31, 1998 and            F-4
  1999......................................................
Consolidated Statements of Operations for the years ended       F-5
  March 31, 1997, 1998 and 1999.............................
Consolidated Statements of Shareholders' Equity (Deficit)       F-6
  for the years ended March 31, 1997, 1998 and 1999.........
Consolidated Statements of Cash Flows for the years ended       F-7
  March 31, 1997, 1998 and 1999.............................
Notes to Consolidated Financial Statements..................    F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
IntraNet Solutions, Inc.

     We have audited the accompanying consolidated balance sheets of IntraNet Solutions, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the two years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IntraNet Solutions, Inc. and subsidiaries as of March 31, 1999 and 1998 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Minneapolis, Minnesota
April 14, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
IntraNet Solutions, Inc.

     We have audited the accompanying consolidated statements of operations, shareholders' equity, and cash flows of IntraNet Solutions, Inc. and subsidiaries for the year ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated June 30, 1997, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 9, has completed an issuance of its preferred stock and the exercise of stock options and warrants resulting in net proceeds of $5,151,867 and $4,225,421 in 1998 and 1999, respectively. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, IntraNet Solutions, Inc. and subsidiaries' consolidated results of operations and cash flows for the year ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

June 30, 1997,
except for Note 9, as to which the date is April 28, 1999

                            INTRANET SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 MARCH 31,
                                                         --------------------------
                                                            1998           1999
                                                         -----------   ------------
ASSETS
Current assets:
  Cash and equivalents.................................  $   994,526   $  1,950,893
  Accounts receivable, net.............................    4,925,301      3,615,273
  Current maturities of notes receivable...............       61,793        113,959
  Inventories..........................................      233,121         52,001
  Prepaid royalties....................................      308,424        391,579
  Prepaid expenses and other current assets............      232,048        304,323
                                                         -----------   ------------
          Total current assets.........................    6,755,213      6,428,028

Notes receivable, net of current maturities............      215,910        105,448
Property and equipment, net............................      776,088        766,509
Net assets of discontinued operations..................      709,128             --
                                                         -----------   ------------
                                                         $ 8,456,339   $  7,299,985
                                                         ===========   ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Revolving credit facility............................  $ 2,246,122   $    421,685
  Current maturities of long-term obligations..........      663,631        177,631
  Accounts payable.....................................    2,906,293        447,446
  Deferred revenues....................................      210,110        534,735
  Commissions payable..................................      166,325        230,228
  Accrued expenses.....................................      397,461        327,882
                                                         -----------   ------------
          Total current liabilities....................    6,589,942      2,139,607

Long-term obligations, net of current maturities.......      198,465         84,492
                                                         -----------   ------------
          Total liabilities............................    6,788,407      2,224,099
                                                         -----------   ------------
Commitments and contingencies..........................           --             --
Shareholders' equity (deficit):
  Capital stock, $0.01 par value, 25,000,000 shares
     authorized, 3,959,455 shares undesignated
     Series A convertible preferred stock, $0.01 par
       value, $5.00 stated value, 1,000,000 shares
       designated, 450,000 and 75,000 shares issued and
       outstanding at March 31, 1998 and 1999..........    2,003,844        333,969
     Series B convertible preferred stock, $0.01 par
       value, $10,000 stated value, 350 shares
       authorized, none issued or outstanding at March
       31, 1998 and 1999...............................           --             --
     Common stock, $0.01 par value, 20,040,195 shares
       designated, 8,607,445 and 10,803,500 issued and
       outstanding at March 31, 1998 and 1999..........       86,075        108,035
  Additional paid-in capital...........................    8,760,980     15,295,977
  Accumulated deficit..................................   (9,064,694)   (10,637,166)
  Unearned compensation................................     (118,273)       (24,929)
                                                         -----------   ------------
          Total shareholders' equity...................    1,667,932      5,075,886
                                                         -----------   ------------
                                                         $ 8,456,339   $  7,299,985
                                                         ===========   ============

    The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     YEAR ENDED MARCH 31,
                                            ---------------------------------------
                                               1997          1998          1999
                                            -----------   -----------   -----------
Revenues:
  Product licenses........................  $   885,620   $ 2,563,339   $ 6,826,952
  Services................................       28,282       409,335     1,601,743
  Hardware integration and support........   15,276,674    16,477,121     5,629,621
                                            -----------   -----------   -----------
Total revenues............................   16,190,576    19,449,795    14,058,316
                                            -----------   -----------   -----------
Cost of revenues:
  Product licenses........................      229,935       285,271       662,741
  Services................................       13,537       284,517     1,002,601
  Hardware integration and support........   11,894,532    12,883,240     4,600,683
                                            -----------   -----------   -----------
Total cost of revenues....................   12,138,004    13,453,028     6,266,025
                                            -----------   -----------   -----------
Gross profit..............................    4,052,572     5,996,767     7,792,291
                                            -----------   -----------   -----------
Operating expenses:
  Sales and marketing.....................    2,014,160     3,130,885     4,315,646
  General and administrative..............    1,983,591     2,369,011     2,929,037
  Research and development................    1,115,782     1,243,068     1,342,394
                                            -----------   -----------   -----------
Total operating expenses..................    5,113,533     6,742,964     8,587,077
                                            -----------   -----------   -----------
Loss from operations......................   (1,060,961)     (746,197)     (794,786)
Other income (expense):
  Gain on sale of hardware integration
     unit.................................           --            --       516,934
  Interest expense, net...................     (127,747)     (332,109)      (54,823)
                                            -----------   -----------   -----------
Loss from continuing operations...........   (1,188,708)   (1,078,306)     (332,675)
Discontinued operations:
  Loss on sale of distribution group......           --            --      (111,103)
  Loss from operations of distribution
     group................................   (2,559,756)   (2,576,666)     (410,361)
                                            -----------   -----------   -----------
Net loss..................................   (3,748,464)   (3,654,972)     (854,139)
Preferred stock dividends and accretion...           --    (1,664,889)     (718,333)
                                            -----------   -----------   -----------
Loss attributable to common
  shareholders............................  $(3,748,464)  $(5,319,861)  $(1,572,472)
                                            ===========   ===========   ===========
Loss per common share -- basic and
  diluted:
  Continuing operations...................  $     (0.19)  $     (0.14)  $     (0.03)
  Discontinued operations.................        (0.40)        (0.14)        (0.05)
  Net loss................................        (0.58)        (0.47)        (0.09)
  Loss attributable to common
     shareholders.........................        (0.58)        (0.68)        (0.17)
                                            ===========   ===========   ===========
Weighted average common shares
  outstanding.............................    6,418,111     7,844,190     9,508,886
                                            ===========   ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                   YEARS ENDED MARCH 31, 1997, 1998 AND 1999

                                SERIES A                SERIES B
                              CONVERTIBLE             CONVERTIBLE                                                RETAINED
                            PREFERRED STOCK         PREFERRED STOCK          COMMON STOCK        ADDITIONAL      EARNINGS
                         ----------------------   --------------------   ---------------------     PAID-IN     (ACCUMULATED
                          SHARES      AMOUNT      SHARES     AMOUNT        SHARES      AMOUNT      CAPITAL       DEFICIT)
                         --------   -----------   ------   -----------   ----------   --------   -----------   ------------
Balance at April 1,
 1996..................        --   $        --      --    $        --    4,318,583   $ 43,186   $   (51,793)  $      3,631
Grant of compensatory
 stock options.........        --            --      --             --           --         --       241,222             --
Exercise of stock
 options and
 warrants..............        --            --      --             --       60,926        609        66,610             --
Stock option
 compensation earned...        --            --      --             --           --         --            --             --
Conversion of
 promissory notes......        --            --      --             --      158,346      1,583       548,417             --
Shares issued in
 reverse acquisition...        --            --      --             --    2,940,587     29,406     2,583,352             --
Shares issued in
 conjunction with
 acquisition...........        --            --      --             --       45,161        452       349,548             --
Warrants issued in
 conjunction with
 promissory notes......        --            --      --             --           --         --        90,000             --
Net loss...............        --            --      --             --           --         --            --     (3,748,464)
                         --------   -----------    ----    -----------   ----------   --------   -----------   ------------
Balance at March 31,
 1997..................        --            --      --             --    7,523,603     75,236     3,827,356     (3,744,833)
Exercise of stock
 options and
 warrants..............        --            --      --             --      541,034      5,411     1,625,082             --
Conversion of
 promissory notes......        --            --      --             --       71,428        714       249,286             --
Issuance of convertible
 preferred stock.......   800,000     3,562,395      --             --           --         --            --             --
Conversion of preferred
 stock to common
 stock.................  (350,000)   (1,558,551)     --             --      471,380      4,714     1,553,837             --
Record non-cash deemed
 dividend..............        --    (1,570,000)     --             --           --         --     1,570,000             --
Record deemed dividend
 accretion.............        --     1,570,000      --             --           --         --            --     (1,570,000)
Dividends paid on
 convertible preferred
 stock.................        --            --      --             --           --         --            --        (94,889)
Net loss...............        --            --      --             --           --         --            --     (3,654,972)
Other..................        --            --      --             --           --         --       (64,581)            --
                         --------   -----------    ----    -----------   ----------   --------   -----------   ------------
Balance at March 31,
 1998..................   450,000     2,003,844      --             --    8,607,445     86,075     8,760,980     (9,064,694)
Exercise of stock
 options and
 warrants..............        --            --      --             --      334,381      3,343     1,370,814             --
Cancellation of
 compensatory stock
 options...............        --            --      --             --           --         --       (90,760)            --
Issuance of common
 stock.................        --            --      --             --       29,057        291       119,709             --
Issuance of convertible
 preferred stock.......        --            --     300      2,851,264           --         --            --             --
Conversion of preferred
 stock to common
 stock.................  (375,000)   (1,669,875)   (300)    (2,851,264)   1,832,617     18,326     4,502,813             --
Record non-cash deemed
 dividend..............        --            --      --       (570,000)          --         --       570,000             --
Record deemed dividend
 accretion.............        --            --      --        570,000           --         --            --       (570,000)
Dividends paid on
 convertible preferred
 stock.................        --            --      --             --           --         --        14,088       (148,333)
Net loss...............        --            --      --             --           --         --            --       (854,139)
Other..................        --            --      --             --           --         --        48,333             --
                         --------   -----------    ----    -----------   ----------   --------   -----------   ------------
Balance at March 31,
 1999..................    75,000   $   333,969      --    $        --   10,803,500   $108,035   $15,295,977   $(10,637,166)
                         ========   ===========    ====    ===========   ==========   ========   ===========   ============


                                            TOTAL
                                        SHAREHOLDERS'
                           UNEARNED        EQUITY
                         COMPENSATION     (DEFICIT)
                         ------------   -------------
Balance at April 1,
 1996..................   $ (16,207)     $   (21,183)
Grant of compensatory
 stock options.........    (241,222)              --
Exercise of stock
 options and
 warrants..............          --           67,219
Stock option
 compensation earned...      26,309           26,309
Conversion of
 promissory notes......          --          550,000
Shares issued in
 reverse acquisition...          --        2,612,758
Shares issued in
 conjunction with
 acquisition...........          --          350,000
Warrants issued in
 conjunction with
 promissory notes......          --           90,000
Net loss...............          --       (3,748,464)
                          ---------      -----------
Balance at March 31,
 1997..................    (231,120)         (73,361)
Exercise of stock
 options and
 warrants..............          --        1,630,493
Conversion of
 promissory notes......          --          250,000
Issuance of convertible
 preferred stock.......          --        3,562,395
Conversion of preferred
 stock to common
 stock.................          --               --
Record non-cash deemed
 dividend..............          --               --
Record deemed dividend
 accretion.............          --               --
Dividends paid on
 convertible preferred
 stock.................          --          (94,889)
Net loss...............          --       (3,654,972)
Other..................     112,847           48,266
                          ---------      -----------
Balance at March 31,
 1998..................    (118,273)       1,667,932
Exercise of stock
 options and
 warrants..............          --        1,374,157
Cancellation of
 compensatory stock
 options...............      90,760               --
Issuance of common
 stock.................          --          120,000
Issuance of convertible
 preferred stock.......          --        2,851,264
Conversion of preferred
 stock to common
 stock.................          --               --
Record non-cash deemed
 dividend..............          --               --
Record deemed dividend
 accretion.............          --               --
Dividends paid on
 convertible preferred
 stock.................          --         (134,245)
Net loss...............          --         (854,139)
Other..................       2,584           50,917
                          ---------      -----------
Balance at March 31,
 1999..................   $ (24,929)     $ 5,075,886
                          =========      ===========

    The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED MARCH 31,
                                                         -----------------------------------------
                                                            1997           1998           1999
                                                         -----------    -----------    -----------
Operating activities:
  Net loss...........................................    $(3,748,464)   $(3,654,972)   $  (854,139)
  Adjustments to reconcile net loss to cash flows
    from operating activities --
      Depreciation and amortization..................        231,157        290,094        308,244
      Gain on sale of hardware integration unit......             --             --       (516,934)
      Loss on sale of fixed assets...................          1,609            448         42,418
      Discount amortization..........................         17,527         71,894             --
      Non-cash special charges.......................        219,361             --             --
      Discontinued operations........................       (867,555)     1,029,072        709,128
      Changes in operating assets and liabilities....       (750,395)    (1,458,259)    (1,152,160)
  Other..............................................         26,309         48,266         50,917
                                                         -----------    -----------    -----------
  Net cash flows used in operating activities........     (4,870,451)    (3,673,457)    (1,412,526)
                                                         -----------    -----------    -----------
Investing activities:
  Proceeds from sale of the hardware integration
    group, net of related expenses...................             --             --      1,279,352
  Proceeds from note receivable......................      1,114,169        816,034         58,296
  Proceeds from sale of fixed assets.................          6,570          3,398          6,355
  Purchases of fixed assets..........................       (285,103)      (371,766)      (364,731)
                                                         -----------    -----------    -----------
    Net cash flows provided by investing
      activities.....................................        835,636        447,666        979,272
                                                         -----------    -----------    -----------
Financing activities:
  Net advances (repayments) from revolving credit
    facility.........................................        700,988        437,036     (1,824,437)
  Proceeds from long-term obligations................      2,433,313             --             --
  Payments on long-term obligations..................       (191,820)    (1,285,323)      (806,935)
  Payments on other long-term liabilities............             --       (102,447)       (61,800)
  Issuance of preferred stock........................             --      3,521,373      2,851,264
  Payment of dividends on preferred stock............             --        (94,889)      (134,245)
  Proceeds from stock options and warrants...........         67,219      1,630,494      1,374,157
  Proceeds from reverse merger.......................      1,118,200             --             --
  Other..............................................         (8,800)        (7,725)        (8,383)
                                                         -----------    -----------    -----------
    Net cash flows provided by financing
      activities.....................................      4,119,100      4,098,519      1,389,621
                                                         -----------    -----------    -----------
Net increase in cash.................................         84,285        872,728        956,367
Cash and equivalents, beginning of year..............         37,513        121,798        994,526
                                                         -----------    -----------    -----------
Cash and equivalents, end of year....................    $   121,798    $   994,526    $ 1,950,893
                                                         ===========    ===========    ===========
Supplemental disclosure of cash flows information:
  Cash paid for interest.............................    $   351,955    $   343,181    $    71,661
  Cash paid for income taxes.........................            600          7,281          6,842
Non-cash financing and investing activities:
  Equipment acquired with capital lease obligation...    $   328,460    $        --    $    84,377
  Conversion of debt to common stock.................             --        250,000             --
  Conversion of debt to preferred stock..............             --        150,000             --
  Common stock issued for royalties..................             --             --        120,000
  Common stock issued on purchase of business........        350,000             --             --
  Note receivable from sale of discontinued
    operations.......................................             --        277,703             --
Detail of changes in operating assets and
  liabilities:
  Accounts receivable................................    $  (102,883)   $(2,145,452)   $ 1,100,028
  Inventories........................................        (62,888)        80,039         68,240
  Prepaid expenses and other current assets..........       (492,640)      (291,674)       (17,098)
  Accounts payable...................................       (365,621)       816,366     (2,458,847)
  Accrued expenses and other liabilities.............        273,637         82,462        155,517
                                                         -----------    -----------    -----------
    Net changes in operating assets and
      liabilities....................................    $  (750,395)   $(1,458,259)   $(1,152,160)
                                                         ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                            INTRANET SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1997, 1998 AND 1999

1. NATURE OF THE BUSINESS

     IntraNet Solutions, Inc. (the "Company") is a leading provider of Web-based data and content management solutions for intranets, extranets and the Internet. The Company's Intra.doc! suite of products offers customers the ability to rapidly access, manage and publish unstructured business data. The Company's customers are primarily located throughout the United States and in Europe.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Revenue Recognition: The Company currently derives all of its revenues from licenses of its Intra.doc! suite of products and related services. Product license revenue is recognized when a purchase order has been received, the product has been shipped, and no significant obligations remain related to implementation. Services revenue consists of fees from consulting and maintenance. Consulting services include needs assessment, software integration, security analysis, application development and training. The Company bills consulting fees either on a time and materials basis or on a fixed-price schedule. The Company's clients typically purchase maintenance agreements annually, and the Company prices maintenance agreements based on a percentage of the product license fee. Clients purchasing maintenance agreements receive product upgrades, Web-based technical support and telephone hot-line support. The Company recognizes revenue from maintenance agreements ratably over the term of the agreement, typically one year.

     Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     The Company adopted Statement of Position, or SOP, 97-2, Software Revenue Recognition, and SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, as of April 1, 1998. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, Software Revenue Recognition. The adoption of SOP 97-2 and SOP 98-4 did not have a material effect on the Company's financial results.

     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9 Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. For the Company, SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through March 31, 1999. All other provisions of SOP 98-9 are effective for transactions entered into after March 31, 1999. The Company believes the adoption of SOP 98-9 will not have a material effect on its consolidated financial statements results or financial condition.

     Cash and Equivalents: The Company considers all short-term, highly liquid investments that are readily convertible into known amounts of cash and have original maturities of three months or less to be cash equivalents.

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

     Inventories: Inventories, consisting primarily of computer software, are valued at the lower of cost (first-in, first-out) or market value.

     Property and Equipment: Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years, or the life of the lease for leasehold improvements, whichever is shorter. Maintenance, repairs and minor renewals are expensed when incurred.

     Software Development Costs: Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under SFAS No. 86 software development costs may be capitalized once the technological feasibility of the project is established. The amount of software development costs that may be capitalized is subject to limitations based on the net realizable value of the potential product. To date, the period between achieving technological feasibility of the Company's products and the general availability of the products has been short. Software development costs qualifying for capitalization have, consequently, been immaterial. Accordingly, the Company has not capitalized any software development costs and has instead charged all such costs to research and development expense.

     Net Income (Loss) per Common Share: The Company's basic net income (loss) per share amounts have been computed by dividing net income (loss) by the weighted average number of outstanding common shares. The Company's diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of outstanding common shares and common share equivalents relating to stock options, when dilutive. For each of the years ended March 31, 1997, 1998 and 1999, the Company incurred net losses and therefore basic and diluted per share amounts are the same. Common stock equivalent shares consist of convertible preferred stock (using the if converted method) and stock options and warrants (using the treasury stock method). Common stock equivalents as of March 31, 1997, 1998 and 1999 included 1,275,876, 1,009,736 and 1,719,534 shares related to stock options and warrants and included 606,061 and 67,756 shares, respectively, related to convertible preferred stock at March 31, 1998 and 1999, respectively. There were no common stock equivalents as of March 31, 1997 related to convertible preferred stock.

     Advertising: The Company expenses the cost of advertising as it is incurred. Advertising expense for the years ended March 31, 1997, 1998, and 1999 was $244,900, $596,200 and $751,500, respectively.

     Recently Issued Accounting Standards: In February 1998, the American Institute of Certified Public Accountants issued Statement of Position, or SOP, 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company believes that SOP 98-1 will not have a material impact on its consolidated financial statements.

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, effective April 1, 1998. SFAS No. 130 established standards for the reporting and display of an amount representing comprehensive income and its components as part of the company's basic financial statements. Comprehensive income includes certain non-owner changes in equity that currently are excluded from net income. Because the company historically has not experienced transactions that would be included in comprehensive income, the adoption of SFAS No. 130 did not have any effect on the consolidated financial position, results of operations, or cash flows of the Company.

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued in June 1998 and the Company is not required to adopt SFAS No 133 until April 1, 2000. The Company believes the adoption of SFAS No. 133 will not have a material effect on its consolidated financial statements.

     Stock-based Compensation: The Company utilizes the intrinsic value method for stock-based compensation. Under this method, compensation expense is recognized for the amount by which the market price of the common stock on the date of grant exceeds the exercise price of an option.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications: Certain reclassifications have been made to the 1997 and 1998 financial statements to conform with the presentation used in the 1999 financial statements.

3. SALE OF HARDWARE INTEGRATION UNIT

     During the fiscal year ended March 31, 1999, the Company sold the operations of its hardware integration unit to Osage Systems Group, Inc. ("Osage") for approximately $1.6 million, and certain future financial consideration from Osage, dependent on the performance of the unit over the next two years.

     In conjunction with the sale of its hardware integration unit, the Company entered into a non-competition agreement with Osage. As a result, the Company recorded the necessary provision for the reserve or write-down of the assets and contracts associated with the hardware integration unit to their net realizable value. The gain on the sale of the hardware integration unit operations of $516,934 has been recorded in the statement of operations as other income.

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

     Revenues, cost of revenues, and gross profit for the hardware integration and support unit are as follows:

                                                        YEAR ENDED MARCH 31,
                                              ----------------------------------------
                                                 1997           1998           1999
                                              -----------    -----------    ----------
Revenues:
  Hardware integration....................    $10,476,702    $12,186,886    $4,357,809
  Support.................................      4,799,972      4,290,235     1,271,812
                                              -----------    -----------    ----------
Total revenues............................     15,276,674     16,477,121     5,629,621
                                              -----------    -----------    ----------
Cost of revenues:
  Hardware integration....................      8,792,240     10,249,621     3,711,929
  Support.................................      3,102,292      2,633,619       888,754
                                              -----------    -----------    ----------
Total cost of revenues....................     11,894,532     12,883,240     4,600,683
                                              -----------    -----------    ----------
Gross profit..............................    $ 3,382,142    $ 3,593,881    $1,028,938
                                              ===========    ===========    ==========

4. DISCONTINUED OPERATIONS

     During the fiscal year ended March 31, 1998, the Company sold the Minneapolis facility of its on-demand publishing operations for approximately $1.6 million. The sale price included cash of approximately $359,000, a promissory note of $278,000 and assumption of liabilities of approximately $1.0 million. The promissory note is payable in quarterly installments of $27,100, including interest at 1.5% over prime (effective rate of 9.25% at March 31, 1999) and is due in March 2001. Future maturities of principal on this note are $113,959 for 2000 and $100,105 for 2001. No gain or loss on the transaction was recorded.

     During the fiscal year ended March 31, 1999, the Company sold substantially all of the remaining assets of its on-demand publishing operations, located in Phoenix, Arizona for approximately $486,680. The sale price was substantially for assumption of liabilities. The Company incurred a loss on the sale of the related assets of $111,103.

     The components of net assets of discontinued operations included in the Company's consolidated balance sheet as of March 31, 1998 are as follows:

Accounts receivable.........................................  $  469,732
Inventories and other current assets........................     134,451
Property, equipment and other assets........................     562,992
                                                              ----------
Total assets................................................  $1,167,175
                                                              ==========
Accounts payable and accrued expenses.......................  $  262,738
Debt........................................................     195,309
                                                              ----------
Total liabilities...........................................  $  458,047
                                                              ==========
Net assets..................................................  $  709,128
                                                              ==========

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

     Summarized financial information for the discontinued operations are as follows:

                                                       YEARS ENDED MARCH 31,
                                             -----------------------------------------
                                                1997           1998           1999
                                             -----------    -----------    -----------
Operating revenues.......................    $ 3,819,430    $ 5,023,206    $   729,111
Operating expenses.......................     (6,196,457)    (7,337,227)    (1,103,836)
Interest.................................       (182,729)      (262,645)       (35,636)
Income taxes.............................             --             --             --
                                             -----------    -----------    -----------
Net loss from discontinued operations....    $(2,559,756)   $(2,576,666)   $  (410,361)
                                             ===========    ===========    ===========

5. RELATED PARTY TRANSACTIONS

     The Company contracts with an entity that provides programming services to certain of its customers. This entity is beneficially controlled by a principal stockholder of the Company. Total fees under this contract arrangement for the years ending March 31, 1997, 1998 and 1999 were $49,000, $36,000 and $42,000, respectively.

6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                   MARCH 31,
                                                            ------------------------
                                                               1998          1999
                                                            ----------    ----------
Equipment and furniture.................................    $1,327,566    $1,584,938
Leasehold improvements..................................       117,237        75,842
                                                            ----------    ----------
                                                             1,444,803     1,660,780
Less accumulated depreciation...........................       668,715       894,271
                                                            ----------    ----------
                                                            $  776,088    $  766,509
                                                            ==========    ==========

7. REVOLVING CREDIT FACILITY

     The Company has a revolving credit agreement that provides for borrowings of up to $2.5 million, subject to the availability of assets securing the loan. Advances are due on demand and accrue interest at the bank's base lending rate plus 2.5% (effective rate of 11.0% and 10.25% on March 31, 1998 and 1999, respectively). At March 31, 1999 the Company had borrowing availability, of approximately $2.1 million. The agreement is secured by substantially all the Company's assets, personally guaranteed by a stockholder, and requires the Company to meet various covenants including maintenance of minimum levels of net worth.

     On April 1, 1999 the Company entered into a new credit agreements which provides for borrowings of up to $2.25 million, subject to the availability of assets securing the loan. Advances will be due on demand and accrue interest at the bank's lending rate plus 2.0%. The new agreement is due on demand and secured by substantially all the Company assets and requires the Company to meet various covenants including maintenance of minimum level of

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

net worth. The agreement automatically renews annually unless the Company provides 60 days notice to cancel or demand is made by the lender.

8. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                                    MARCH 31,
                                                               --------------------
                                                                 1998        1999
                                                               --------    --------
Notes payable to shareholder, due on demand, quarterly
  interest payments at 12.0%, unsecured and subordinated to
  bank indebtedness........................................    $ 27,500    $ 20,000
Capital lease obligation, due in monthly installments of
  $3,880 including interest at 10.5%, through December
  2000, secured by computer equipment......................          --      77,323
Contract payable, due in monthly installments of $10,300
  with no interest, through July 30, 2000..................          --     164,800
Notes payable to bank paid in 1999.........................     406,795          --
Other notes paid in 1999...................................     427,801          --
                                                               --------    --------
Total long-term debt.......................................     862,096     262,123
Less current maturities....................................     663,631     177,631
                                                               --------    --------
                                                               $198,465    $ 84,492
                                                               ========    ========

     Future maturities of long-term obligations are as follows:

2000...................................................  $177,631
2001...................................................    84,492
                                                         --------
                                                         $262,123
                                                         ========

9. SHAREHOLDERS' EQUITY

     Series A convertible preferred stock: During the year ended March 31, 1998, the Company issued $4.0 million of Series A 5% convertible preferred stock. The Company issued 800,000 units, each consisting of one share of $0.01 par value preferred stock and a warrant to acquire one share of the Company's common stock at an exercise price of $5.18. The preferred stock is convertible into the Company's common stock at a price equal to 75% of market value at the time of conversion, with a maximum conversion price of $3.71 per share and a minimum conversion price of $1.00 per share. During the year ended March 31, 1998, 350,000 shares Series A convertible preferred stock were converted into 471,380 shares of common stock. During the year ended March 31, 1999, 375,000 shares of Series A convertible preferred stock were converted into 795,197 shares of common stock. The Series A convertible preferred stock is automatically converted into common stock upon the

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

Company's public sale of equity securities with gross proceeds equal to or in excess of $10.0 million.

     In connection with this transaction, the Company recorded a non-cash deemed dividend of approximately $1.6 million. The deemed dividend was recorded as a discount to preferred stock with a corresponding credit to additional paid in capital. The discount was recognized during the periods in which the shares become eligible for conversion, which occurred ratably from issuance through December 31, 1997. The accretion of the discount is reflected in the statement of operations as an adjustment to net loss, but has no net effect on total shareholders' equity. The Company also paid $94,889 and $148,333 in preferred stock dividends during the years ended March 31, 1998 and 1999, respectively.

     Series B convertible preferred stock: In May, 1998, the Company issued $3.0 million of Series B 4% convertible preferred stock. This preferred stock was convertible into the Company's common stock at a price equal to 84% of market value at the date of conversion with a maximum conversion price of $7.56 and a minimum conversion price of $1.81. During the year ended March 31, 1999, all the Series B convertible preferred stock, including accrued dividends, were converted into 1,037,420 of shares of common stock.

     In connection with this transaction, the Company recognized a non-cash deemed dividend of $570,000. The deemed dividend was recorded as a discount to preferred stock with a corresponding credit to additional paid-in capital. The discount was recognized at the date of issue of the preferred stock, the same date at which the shares were eligible for conversion. The accretion of the discount is reflected in the statement of operations as an adjustment to net loss, but has no net effect on total shareholders' equity.

     Warrants: The Company has 1,286,114 non-redeemable stock purchase warrants with exercise prices of $2.32 to $8.00 outstanding at March 31, 1999. The warrants expire on various dates through June, 2003.

     Stock options: The Company maintains the 1994-1997 Stock Option Plan and the 1997 Director Stock Option Plan, (collectively, the "Plan"), pursuant to which options and other awards to acquire an aggregate of 3,100,000 and 300,000 shares, respectively, of the Company's common stock may be granted. The Company integrated all previously granted options into the Plan. The Plan is administered by the Board of Directors, which has the discretion to determine the number and purchase price of shares subject to stock options (which may be below the fair market value of the common stock on the date thereof), the term of each option, and the terms of exercisability.

     Certain options have exercise prices less than the fair market value of the Company's common stock on the date of the grant. The Company recognizes the compensation element of these grants over the vesting period of the related options, generally five years. The options generally vest over periods of one to five years.

     Pro forma information regarding the fair value of stock options is determined at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31, 1997, 1998 and 1999: risk free interest rates of 6.0%, 6.3% and 5.0%, respectively; no dividend yield; volatility factor of the expected market

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

price of the Company's common stock of 65%, 75%, and 75%, respectively; and a weighted-average expected life of the options of 8.5 years.

     The Company's pro forma information had the fair value method been used is as follows:

                                               1997             1998             1999
                                            -----------      -----------      -----------
Pro forma loss from continuing
  operations............................    $(1,671,344)     $(2,046,306)     $(1,768,675)
Pro forma loss from continuing
  operations per common share, basic and
  diluted...............................          (0.26)           (0.26)           (0.19)
Pro forma net loss......................     (4,231,100)      (4,622,472)      (2,290,139)
Pro forma net loss per common share,
  basic and diluted.....................          (0.66)           (0.59)           (0.24)
Pro forma loss attributable to common
  shareholders..........................     (4,231,100)      (6,287,861)      (3,008,472)
Pro forma loss attributable to common
  shareholders per common share, basic
  and diluted...........................          (0.66)           (0.80)           (0.32)

     These pro forma results are not representative of future effects of applying this method, because they do not take into consideration the pro forma effect of grants made prior to 1996.

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

     A summary of the Company's stock option activity, and related information through March 31, 1999 is as follows:

                                                                          WEIGHTED-
                                                                           AVERAGE
                                                            SHARES      EXERCISE PRICE
                                                           ---------    --------------
Outstanding as of April 1, 1996........................    1,431,937        $2.85
  Granted..............................................      353,500         6.29
  Exercised............................................      (47,618)        0.76
  Forfeited............................................     (168,106)        3.15
                                                           ---------        -----
Outstanding as of March 31, 1997.......................    1,569,713         3.66
  Granted..............................................      948,000         5.26
  Exercised............................................     (155,725)        2.13
  Forfeited............................................     (277,626)        5.04
                                                           ---------        -----
Outstanding as of March 31, 1998.......................    2,084,362         4.33
  Granted..............................................      374,000         4.52
  Exercised............................................     (221,076)        3.64
  Forfeited............................................     (314,271)        5.31
                                                           ---------        -----
Outstanding as of March 31, 1999.......................    1,923,015        $4.12
                                                           =========        =====

                                                                 MARCH 31,
                                                      -------------------------------
                                                       1997       1998        1999
                                                      -------    -------    ---------
Options exercisable at end of year................    594,576    855,708    1,044,148
                                                      =======    =======    =========
Weighted-average fair value of options granted
  during the year.................................     $6.44      $4.19       $3.52
                                                      =======    =======    =========

     The following table summarizes information about the stock options outstanding at March 31, 1999:

                                        OPTIONS OUTSTANDING
                            --------------------------------------------         OPTIONS EXERCISABLE
                                                               WEIGHTED-    -----------------------------
                                           WEIGHTED-AVERAGE     AVERAGE                      WEIGHTED-
        RANGE OF              NUMBER          REMAINING        EXERCISE       NUMBER          AVERAGE
     EXERCISE PRICE         OUTSTANDING    CONTRACTUAL LIFE      PRICE      EXERCISABLE    EXERCISE PRICE
     --------------         -----------    ----------------    ---------    -----------    --------------
$ 0.20-$0.56............       316,872           5.5            $ 0.24         271,128         $ 0.24
$ 3.00-$3.99............       538,666           7.6              3.25         234,708           3.15
$ 4.00-$5.99............       827,178           8.5              5.01         403,713           4.94
$ 6.00-$7.99............       132,000           9.1              6.29          26,300           6.09
$10.36..................       108,299           6.9             10.26         108,299          10.36
                             ---------                                       ---------
                             1,923,015           8.1              4.12       1,044,148           3.91
                             =========                                       =========

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

10. RETIREMENT SAVINGS PLAN

     The Company maintains a pre-tax salary reduction/profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time employees who have reached the age of 21. Profit sharing contributions by the Company are discretionary. No contributions have been made by the Company for the years ended March 31, 1997, 1998 and 1999.

11. INCOME TAXES

     Due to net operating losses for the years ended March 31, 1997, 1998, and 1999, the Company has recorded no current income tax provision. The tax effects of temporary differences giving rise to deferred income taxes consisted of the following:

                                                                 MARCH 31,
                                                 -----------------------------------------
                                                    1997           1998           1999
                                                 -----------    -----------    -----------
Deferred tax liabilities:
  Depreciation and amortization..............    $  (123,800)   $   (88,700)   $   (44,300)
Deferred tax assets:
  Deferred revenue...........................         84,100         84,000        213,900
  Accounts receivable and other reserves.....        160,300        212,000         90,700
  Inventories................................         11,800         24,800         24,800
  Net operating loss carryforwards...........      1,409,000      2,620,000      3,166,300
  Other......................................         45,800         30,100         99,700
                                                 -----------    -----------    -----------
                                                   1,587,200      2,882,200      3,551,100
Valuation allowance..........................     (1,587,200)    (2,882,200)    (3,551,100)
                                                 -----------    -----------    -----------
                                                 $        --    $        --    $        --
                                                 ===========    ===========    ===========

     The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34.0% to income before taxes as a result of the following:

                                                                 YEAR ENDED MARCH 31,
                                                             -----------------------------
                                                             1997        1998        1999
                                                             -----       -----       -----
Federal statutory rate...................................    (34.0)%     (34.0)%     (34.0)%
State taxes, net of federal benefit......................       --         0.6         0.9
Stock based compensation.................................     (3.1)       (4.3)      (27.9)
Change in valuation allowance............................     42.4        35.4        66.8
Other....................................................     (5.3)        2.3        (5.8)
                                                             -----       -----       -----
                                                                --%         --%         --%
                                                             =====       =====       =====

     Deferred tax liabilities and deferred tax assets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The valuation allowance has been established due to the uncertainty of future taxable income, which is necessary to realize the benefits of the deferred tax assets. At March 31, 1999, the Company had net operating loss

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

(NOL) carryforwards of approximately $7.9 million which begin to expire in 2011. These NOL's are subject to annual utilization limitations due to prior ownership charges.

12. COMMITMENTS AND CONTINGENCIES

     Operating leases -- The Company has entered into certain non-cancelable operating lease agreements related to office/warehouse space, equipment and vehicles. Total rent expense under operating leases net of sublease income, was, $309,409, $435,364 and $402,539 for the years ended March 31, 1997, 1998, and
1999, respectively.

     Minimum remaining rental commitments under operating leases net of sublease arrangements as of March 31, 1999 are as follows:

For the year ended March 31,
2000........................................................    $  371,700
2001........................................................       255,700
2002........................................................       206,800
2003........................................................       204,800
2004........................................................       203,800
Thereafter..................................................       265,100
                                                                ----------
                                                                $1,507,900
                                                                ==========

     Software royalties -- The Company has entered into several software royalty agreements whereby it is required to pay a royalty amount based upon predetermined payment schedules. At March 31, 1997, 1998 and 1999, the Company recorded advanced royalties as prepaid expense of $51,500, $308,400 and $391,600, respectively. Royalties are recognized as expense based on sales, and during the years ended March 31, 1997, 1998 and 1999 totaled $209,200, $230,600 and $511,700, respectively.

     Consulting agreement -- The Company has a consulting agreement with a former shareholder that requires monthly payments of $10,300 through July 2000.

13. RISKS AND UNCERTAINTIES

     Accounts receivable -- Accounts receivable is presented net of allowances of $408,000 and $310,000 as of March 31, 1998 and 1999, respectively. No customer has accounted for 10% or more of the Company's revenues in the years ended March 31, 1997, 1998 and 1999. Credit is extended based on an evaluation of the customer's financial condition and a cash deposit is generally not required. The Company estimates its potential losses on trade receivables on an ongoing basis and provides for anticipated losses in the period in which the revenues are recognized. Credit losses have historically been within management's expectations.

     Year 2000 -- The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the year 2000 and thereafter. If year 2000 modifications are not properly completed either by

                            INTRANET SOLUTIONS, INC.

                         MARCH 31, 1997, 1998 AND 1999

the Company or entities with whom the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

14. SEGMENTS OF BUSINESS AND GEOGRAPHIC AREA INFORMATION

     Effective April 1, 1998, the Company adopted SFAS No 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 did not have a significant effect as the Company operates as a single segment.

     A summary of the Company's operations by geographic area follows:

                                                       YEAR ENDED MARCH 31,
                                             -----------------------------------------
                                                1997           1998           1999
                                             -----------    -----------    -----------
Revenues:
  United States..........................    $15,751,061    $19,042,461    $12,614,001
  Europe.................................        439,515        407,334      1,444,315
                                             -----------    -----------    -----------
     Total revenues......................    $16,190,576    $19,449,795    $14,058,316
                                             ===========    ===========    ===========
Identifiable assets:
  United States..........................    $   564,924    $   764,863    $   745,214
  Europe.................................             --         11,225         21,295
                                             -----------    -----------    -----------
     Total...............................    $   564,924    $   776,088    $   766,509
                                             ===========    ===========    ===========

     Sales are attributed to countries or region based on the location of the customer.

INSIDE BACK COVER GRAPHICS:

     - IntraNet Solutions logo followed by: "Web-based Data and Content Management Solutions."

     - Six customer computer screen pictures with associated descriptive text naming customer and use of product.

     - IntraNet Solutions web-site address: www.intranetsol.com.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                4,500,000 SHARES

                           [INTRANET SOLUTIONS LOGO]

                                  COMMON STOCK

                               ------------------
                                $     PER SHARE
                               ------------------

DAIN RAUSCHER WESSELS                                 U.S. BANCORP PIPER JAFFRAY
    a division of Dain Rauscher
          Incorporated

                               ------------------
                                         , 1999
                               ------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........    $ 11,352
NASD filing fee.............................................       4,583
Nasdaq National Market listing fee..........................      50,000
Legal fees and expenses.....................................     100,000
Accounting fees and expenses................................      50,000
Blue Sky fees and expenses..................................       5,000
Transfer agent fees and expenses............................      10,000
Printing and engraving expenses.............................      75,000
Miscellaneous...............................................      20,000
                                                                --------
  Total.....................................................    $325,935
                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     IntraNet Solutions is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of IntraNet Solutions provide that a director shall have no personal liability to IntraNet Solutions and its shareholders for a breach of fiduciary duty as a director, to the fullest extent permitted by law. The underwriting agreement contains provisions under which IntraNet Solutions on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other, including officers and directors of IntraNet Solutions and the underwriters, and any person who may be deemed to control IntraNet Solutions or the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In December 1996, IntraNet Solutions issued $1.0 million of 9% promissory notes to two investors. During the fourth quarter of fiscal 1997, IntraNet Solutions issued an additional $500,000 of 9% promissory notes to five investors. In consideration of these borrowings, IntraNet Solutions issued the lenders warrants to acquire an aggregate of 300,000 shares of common stock at an exercise price of $4.00.

     During July 1997, IntraNet Solutions issued $4.0 million of Series A 5% convertible preferred stock to 22 investors. IntraNet Solutions issued 800,000 units, each consisting of one share of $0.01 par value preferred stock and a warrant to acquire one share of IntraNet Solutions' common stock at an exercise price of $5.18. The preferred stock is convertible into IntraNet Solutions' common stock at a price equal to 75% of market value at the time of conversion, with a maximum conversion price of $3.71 per share and a minimum conversion price of $1.00 per share.

     In May 1998, IntraNet Solutions issued $3.0 million of Series B 4% convertible preferred stock to two investors. The preferred stock is convertible into IntraNet Solutions' common stock at a price equal to 84% of market value at the date of conversion with a maximum conversion price of $7.56 and a minimum conversion price of $1.81.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, or Regulation D promulgated thereunder. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

NUMBER                            DESCRIPTION
------                            -----------
 1        Form of Underwriting Agreement.
 3.1      Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's registration statement on Form SB-2, File No. 333-13175).
 3.2      Bylaws (incorporated by reference to Exhibit 3.2 of the
          Registrant's registration statement on Form SB-2, File No.
          333-14175).
 3.3      Articles of Amendment to Articles of Incorporation, as dated
          June 20, 1997 (incorporated by reference to Exhibit 3.3 of the Registrant's Form 10-KSB for the fiscal year ended March
          31, 1997).
 4.1      Certificate of Designation of Series B Preferred Stock
          (incorporated by reference to Exhibit 4.1 of the
          Registrant's registration statement on Form S-3, File No.
          333-57181).
 4.2      Securities Purchase Agreement, dated May 6, 1998, by and
          among the Registrant, Stark International and Shepherd
          Investments International, Ltd. (incorporated by reference to Exhibit 4.2 of the Registrant's registration statement on
          Form S-3, File No. 333-57181).

NUMBER                            DESCRIPTION
------                            -----------
 4.3      Registration Rights Agreement, dated May 6, 1998, by and
          among the Registrant, Stark International and Shepherd
          Investments International, Ltd. (incorporated by reference to Exhibit 4.3 of the Registrant's registration statement on
          Form S-3, File No. 333-57181).
 4.4      Certificate of Designation of Series A convertible preferred stock (incorporated by reference to Exhibit 3(i)(A) of the
          Registrant's Form 10-QSB for the three months ended June 30,
          1997).
 4.5      Form of Stock Purchase Warrant issued to purchasers of units containing the Registrant's Series A convertible preferred stock and Stock Purchase Warrants (incorporated by reference to Exhibit 4.1 of the Registrant's Form 10-QSB for the three months ended June 30, 1997).
 4.6      Form of Registration Rights Agreement entered into by and
          between the Registrant and purchasers of units containing
          the Registrant's Series A convertible preferred stock and
          Stock Purchase Warrants (incorporated by reference to
          Exhibit 10.1 of the Registrant's Form 10-QSB for the three months ended June 30, 1997).
 5        Opinion of Maslon Edelman Borman & Brand, LLP (to be filed by amendment).
10.1      Lease Agreement dated, April 24, 1996, by and between CSM
          Investors, Inc. and Registrant (incorporated by reference to
          Exhibit 10.1 of the Registrant's registration statement on
          Form SB-2, File No. 333-14175).
10.2      Credit and Security Agreement, dated March 14, 1995, by and between Diversified Business Credit, Inc. and the Registrant
          (incorporated by reference to Exhibit 10.2 of the
          Registrant's registration statement on Form SB-2, File No.
          333-14175).
10.3      Term Loan Supplement to Credit Agreement, dated March 14,
          1995, by and between the Registrant and Diversified Business
          Credit, Inc. (incorporated by reference to Exhibit 10.3 of the Registrant's registration statement on Form SB-2, File
          No. 333-14175).
10.4      IntraNet Solutions, Inc. 1994-1997 Stock Option and
          Compensation Plan (incorporated by reference to Exhibit 10.4 of the Registrant's registration statement on Form SB-2,
          File No. 333-14175).
10.5      Employment Agreement, dated July 30, 1996, by and between
          the Registrant and Robert F. Olson (incorporated by
          reference to Exhibit 10.5 of the Registrant's registration statement on Form SB-2, File No. 333-14175).
10.6      Employment Agreement, dated July 30, 1996, by and between
          the Registrant and Jeffrey J. Sjobeck (incorporated by
          referenced to Exhibit 10.6 to the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997).
10.7      Promissory Note, dated December 23, 1996, made by the
          Registrant in favor of Circle F Ventures, LLC (incorporated by reference to Exhibit 10.7 of the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997).
10.8      Amendment, dated March 4, 1997, to the Promissory Note made by the Registrant in favor of Circle F Ventures, LLC dated
          December 23, 1996 (incorporated by reference to Exhibit 10.8 of the Registrant's Form 10-KSB for the fiscal year ended
          March 31, 1997).

NUMBER                            DESCRIPTION
------                            -----------
10.9      Lease Agreement dated April 22, 1998, by and between Lake
          Corporate Center LLC and the Registrant (incorporated by
          reference to Exhibit 10.9 of the Registrant's registration statement on Form 10-KSB for the fiscal year ended March 31,
          1998).
10.10     Stock Purchase Warrant Agreement, dated December 23, 1996, by and between the Company and Circle F Ventures, LLC
          (incorporated by reference to Exhibit 10.10 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).
10.11     Security Agreement, dated December 23, 1996, by and between the Registrant and Circle F Ventures, LLC (incorporated by reference to Exhibit 10.11 of the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997).
10.12     Subordination Agreement, dated December 23, 1996, by and
          between the Registrant Diversified Business Credit, Inc. and
          Circle F Ventures, LLC (incorporated by reference to Exhibit
          10.12 of the Registrant's Form 10-KSB for the fiscal year
          ended March 31, 1997).
10.13     Promissory Note, dated March 18, 1997, made by the
          Registrant in favor of Circle F Ventures, LLC (incorporated by reference to Exhibit 10.13 of the Registrant's Form
          10-KSB for the fiscal year ended March 31, 1997).
10.14     Sublease Agreement, dated April 22, 1998, by and between CSM
          Investors, Inc., Digital River, Inc. and the Registrant
          (incorporated by reference to Exhibit 10.14 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).
10.15     Stock Purchase Warrant Agreement, dated March 18, 1997, by and between the Registrant and Circle F Ventures, LLC
          (incorporated by reference to Exhibit 10.15 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).
10.16     Schedule identifying certain material details of documents substantially identical to those set forth in Exhibits
          10.17, 10.18, 10.19 and 10.20 (incorporated by reference to
          Exhibit 10.16 of the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997).
10.17     Promissory Note, dated December 20, 1996, made by the
          Registrant in favor of Rita M. Olson (incorporated by
          reference to Exhibit 10.17 of the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997).
10.18     Amendment, dated March 4, 1997, to the Promissory Note made by the Registrant in favor of Rita M. Olson dated December
          20, 1996 (incorporated by reference to Exhibit 10.18 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).
10.19     Amendment, dated June 5, 1997, by and between the Registrant and Rita M. Olson dated December 20, 1996 (incorporated by reference to Exhibit 10.19 of the Registrant's Form 10-KSB for the fiscal year ended March 31, 1997).
10.20     Stock Purchase Warrant Agreement, dated December 20, 1996, by and between the Registrant and Rita M. Olson
          (incorporated by reference to Exhibit 10.20 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).

NUMBER                            DESCRIPTION
------                            -----------
10.21     Note Conversion and Subscription Agreement, dated June 6,
          1997, by and between the Registrant and Rita M. Olson
          (incorporated by reference to Exhibit 10.21 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).
10.22     Note Conversion and Subscription Agreement, dated June 6,
          1997, by and between the Registrant and Wayne W. Mills
          (incorporated by reference to Exhibit 10.22 of the
          Registrant's Form 10-KSB for the fiscal year ended March 31,
          1997).
10.23     Asset Purchase Agreement, dated as of March 30, 1998, by and among Midwest Graphics & Response Systems, Inc., Stephen M.
          Krenz, and IntraNet Distribution Group, Inc. (incorporated by reference to Exhibit 10.23 of the Registrant's Form
          10-QSB for the three months ended September 30, 1998).
10.24     Asset Purchase Agreement, dated August 13, 1998, by and
          among IntraNet Solutions, Inc., IntraNet Distribution Group,
          Inc., and Communication Connections, Inc. (incorporated by reference to Exhibit 10.24 of the Registrant's Form 10-QSB for the three months ended September 30, 1998).
10.25     Asset Purchase Agreement, dated effective as of September
          30, 1998, by and between Osage Systems Group, Inc., Osage
          Systems Group Minneapolis, Inc. and IntraNet Solutions, Inc.
          (incorporated by reference to Exhibit 10.25 of the
          Registrant's Form 10-QSB for the three months ended
          September 30, 1998).
10.26     Employment Agreement, dated April 1, 1999, by and between
          the Registrant and Gregg A. Waldon.
10.27     Credit and Security Agreement, dated April 11, 1999, by and between the Registrant and Diversified Business Credit, Inc.
21        Subsidiaries of Registrant (incorporated by reference to
          Exhibit 21 of the Registrant's registration statement on
          Form SB-2, File No. 333-14175).
23.1      Consent of Grant Thornton LLP.
23.2      Consent of Ernst & Young LLP.
23.3      Consent of Maslon Edelman Borman & Brand, LLP (included in
          Exhibit 5 to the Registration Statement) (to be filed by
          amendment).
24.1      Powers of Attorney (set forth on signature page).
27        Financial Data Schedule.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on April 29, 1999.

                                          INTRANET SOLUTIONS, INC.

                                          By:      /s/ ROBERT F. OLSON
                                             -----------------------------------
                                          Name:         Robert F. Olson
                                          Title: President and Chief Executive
                                                 Officer
                                                       (Principal Executive
                                                 Officer)

                                          By:      /s/ GREGG A. WALDON
                                             -----------------------------------
                                          Name:         Gregg A. Waldon
                                          Title: Chief Financial Officer,
                                                 Treasurer and
                                                  Secretary (Principal
                                                 Financial and
                                                     Accounting Officer)

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Olson and Gregg A. Waldon, each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 29th day of April, 1999 by the following persons in the capacities indicated:

                     SIGNATURE                                       TITLE
                     ---------                                       -----

                /s/ ROBERT F. OLSON                  President, Chief Executive Officer
---------------------------------------------------    and Director (Principal Executive
                  Robert F. Olson                      Officer)

                /s/ GREGG A. WALDON                  Chief Financial Officer, Treasurer,
---------------------------------------------------    Secretary and Director (Principal
                  Gregg A. Waldon                      Financial and Accounting Officer)

            /s/ RONALD E. EIBENSTEINER               Director
---------------------------------------------------
              Ronald E. Eibensteiner

                     SIGNATURE                                       TITLE
                     ---------                                       -----

               /s/ KENNETH H. HOLEC                                Director
---------------------------------------------------
                 Kenneth H. Holec

               /s/ STEVEN C. WALDRON                               Director
---------------------------------------------------
                 Steven C. Waldron

                            INTRANET SOLUTIONS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
               FOR THE YEARS ENDED MARCH 31, 1997, 1998 AND 1999

                 COLUMN A                       COLUMN B     COLUMN C      COLUMN D      COLUMN E
                 --------                      ----------    ---------    ----------    ----------
                                               BALANCE AT                               BALANCE AT
                                               BEGINNING                                   END
                DESCRIPTION                    OF PERIOD     ADDITIONS    DEDUCTIONS    OF PERIOD
                -----------                    ----------    ---------    ----------    ----------
                                                                 (IN THOUSANDS)
Deducted from assets:
  Allowance for doubtful accounts:
     Year ended March 31, 1997.............       $ 20         $ 60          $ --          $ 80
                                                  ====         ====          ====          ====
     Year ended March 31, 1998.............       $ 80         $328          $ --          $408
                                                  ====         ====          ====          ====
     Year ended March 31, 1999.............       $408         $692          $790          $310
                                                  ====         ====          ====          ====

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Board of Directors and Shareholders
Intranet Solutions, Inc.

     In connection with our audits of the consolidated financial statements of Intranet Solutions, Inc. and subsidiaries referred to in our report dated April 14, 1999, which is included in the Prospectus constituting Part I of this Registration Statement, we have also audited Schedule II for each of the two years in the period ended March 31, 1999. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein for each of the two years in the period ended March 31, 1999.

                                          GRANT THORNTON LLP

Minneapolis, Minnesota
April 14, 1999

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

To the Board of Directors and Shareholders
IntraNet Solutions, Inc.

     We have audited the accompanying consolidated financial statements of operations, shareholders' equity, and cash flows of IntraNet Solutions, Inc. and subsidiaries for the year ended March 31, 1997, and have issued our report thereon dated June 30, 1997, except for Note 9, as to which the date is April 28, 1999 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

     In our opinion, the financial statement referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                              /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 28, 1999